                                                                   EXHIBIT 10.40





                            RESTATED LOAN AGREEMENT

                                     AMONG

                          NATIONAL ENERGY GROUP, INC.
                                  AS BORROWER
                                      AND
                                NEG-OK, INC. AND
                          BOOMER MARKETING CORPORATION
                                 AS GUARANTORS

                                      AND

                             BANK ONE, TEXAS, N.A.
                                      AND
                        CREDIT LYONNAIS NEW YORK BRANCH
                                    AS BANKS

                                      AND

                             BANK ONE, TEXAS, N.A.,
                            AS ADMINISTRATIVE AGENT

                                      AND

                        CREDIT LYONNAIS NEW YORK BRANCH
                              AS SYNDICATION AGENT


                $100,000,000 REDUCING REVOLVING CREDIT FACILITY
                         $5,000,000 TERM LOAN FACILITY



                                AUGUST 29, 1996

                               TABLE OF CONTENTS

                                                                                                             Page No.
                                                                                                             --------
1.      Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.      Commitments of the Banks.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        (a)      Terms of Revolving Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        (b)      Term Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        (c)      Procedure for Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        (d)      Voluntary Reduction of Revolving Commitment. . . . . . . . . . . . . . . . . . . . . . . . . . .  12
        (e)      Monthly Commitment Reduction.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
        (f)      Several Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

3.      Notes Evidencing Loans.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
        (a)      Form of Revolving Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
        (b)      Form of Term Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
        (c)      Issuance of Additional Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
        (d)      Interest Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
        (e)      Payment of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
        (f)      Payment of Principal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
        (g)      Payments to Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
        (h)      Sharing of Payments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
        (i)      Non-Receipt of Funds by the Administrative Agent . . . . . . . . . . . . . . . . . . . . . . . .  14
        (j)      Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

4.      Interest Rates.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
        (a)      Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
        (b)      Interest Rate Determination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
        (c)      Conversion Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
        (d)      Recoupment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

5.      Special Provisions Relating to Eurodollar Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
        (a)      Unavailability of Funds or Inadequacy of Pricing . . . . . . . . . . . . . . . . . . . . . . . .  17
        (b)      Reserve Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
        (c)      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
        (d)      Change in Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
        (e)      Option to Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
        (f)      Payments Not at End of Interest Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
        (g)      Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
        (h)      Other Lending Offices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

6.      Collateral Security   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

7.      Borrowing Base  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        (a)      Initial Borrowing Base and Monthly Commitment Reduction  . . . . . . . . . . . . . . . . . . . .  20
        (b)      Subsequent Determinations of Borrowing Base  . . . . . . . . . . . . . . . . . . . . . . . . . .  20

8.      Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        (a)      Unused Portion Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        (b)      Facility Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        (c)      Agency Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

9.      Prepayments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        (a)      Voluntary Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        (b)      Mandatory Prepayment For Borrowing Base Deficiency . . . . . . . . . . . . . . . . . . . . . . .  22

10.     Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        (a)      Creation and Existence.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        (b)      Power and Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
        (c)      Binding Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
        (d)      No Legal Bar or Resultant Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
        (e)      No Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
        (f)      Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
        (g)      Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
        (h)      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
        (i)      Taxes; Governmental Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
        (j)      Titles, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
        (k)      Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
        (l)      Casualties; Taking of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
        (m)      Use of Proceeds; Margin Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        (n)      Location of Business and Offices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        (o)      Compliance with the Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        (p)      No Material Misstatements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        (q)      Not A Utility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        (r)      ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        (s)      Public Utility Holding Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        (t)      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        (u)      Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        (v)      Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        (w)      Negative Pledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        (x)      Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

11.     Conditions of Lending   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

12.     Affirmative Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
        (a)      Financial Statements and Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
        (b)      Certificates of Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
        (c)      Accountants' Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
        (d)      Taxes and Other Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
        (e)      Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
        (f)      Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
        (g)      Performance of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
        (h)      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

        (i)      Accounts and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
        (j)      Right of Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
        (k)      Notice of Certain Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
        (l)      ERISA Information and Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
        (m)      Environmental Reports and Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
        (n)      Compliance and Maintenance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
        (o)      Operation of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
        (p)      Compliance with Leases and Other Instruments . . . . . . . . . . . . . . . . . . . . . . . . . .  35
        (q)      Certain Additional Assurances Regarding
                 Maintenance and Operations of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
        (r)      Sale of Certain Assets/Prepayment of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . .  36
        (s)      Yield Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
        (t)      Title Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
        (u)      Curative Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

13.     Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
        (a)      Negative Pledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
        (b)      Current Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
        (c)      Minimum Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
        (d)      Debt Service Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
        (e)      Consolidations and Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
        (f)      Debts, Guaranties and Other Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
        (g)      Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
        (h)      Loans and Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
        (i)      Sale or Discount of Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
        (j)      Nature of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
        (k)      Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
        (l)      Hedging Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
        (m)      Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
        (n)      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
        (o)      Amendment to Articles of Incorporation or Bylaws . . . . . . . . . . . . . . . . . . . . . . . .  41

14.     Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

15.     Exercise of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

16.     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

17.     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

18.     The Administrative Agent and the Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
        (a)      Appointment and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
        (b)      Note Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
        (c)      Consultation with Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
        (d)      Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
        (e)      Resignation or Removal of Administrative Agent . . . . . . . . . . . . . . . . . . . . . . . . .  46

        (f)      Responsibility of Administrative Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
        (g)      Independent Investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
        (h)      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
        (i)      Benefit of Section 18  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
        (j)      Pro Rata Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
        (k)      Assumption as to Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
        (l)      Other Financings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
        (m)      Interests of Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
        (n)      Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

20.     Invalid Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

21.     Maximum Interest Rate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

22.     Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

23.     Multiple Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

24.     Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

25.     Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

26.     Parties Bound   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

27.     Assignments and Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

28.     Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

29.     Choice of Forum: Consent to Service of Process and Jurisdiction   . . . . . . . . . . . . . . . . . . . .  54

30.     Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

Exhibits
- --------

Exhibit "A"      -       Revolving Note
Exhibit "B"      -       Term Note
Exhibit "C"      -       Notice of Borrowing
Exhibit "D"      -       Unlimited Guaranty
Exhibit "E"      -       Certificate of Compliance

Schedules
- ---------

Schedule 1       -       Permitted Liens
Schedule 2       -       Financial Condition
Schedule 3       -       Liabilities
Schedule 4       -       Litigation
Schedule 5       -       Environmental Matters
Schedule 6       -       Title Matters
Schedule 7       -       Curative Matters
Schedule 8       -       Debts, Guaranties and Other Obligations
Schedule 9       -       Loans and Advances

                            RESTATED LOAN AGREEMENT


        THIS RESTATED LOAN AGREEMENT (hereinafter referred to as the "Agreement") executed as of the 29th day of August, 1996, by and among the NATIONAL ENERGY GROUP, INC., a Delaware corporation ("Borrower"), NEG-OK, INC., a Delaware corporation ("OK"), BOOMER MARKETING CORPORATION, an Oklahoma corporation ("Boomer") (OK and Boomer are hereinafter collectively referred to as "Guarantors") and BANK ONE, TEXAS, N.A., a national banking association ("Bank One") and CREDIT LYONNAIS NEW YORK BRANCH ("Credit Lyonnais") and each of the financial institutions which may from time to time become a party hereto or any successor or assignee thereof (hereinafter collectively referred to as "Banks", and individually as "Bank") and Bank One, as "Administrative Agent" and Credit Lyonnais as "Syndication Agent."

                              W I T N E S S E T H:

        WHEREAS, Borrower and Bank One entered into a Loan Agreement dated as of June 30, 1995 (the "Loan Agreement") pursuant to which Bank One made available to Borrower an advance line of credit and a reducing revolving line of credit; and

        WHEREAS, the Loan Agreement was amended by a First Amendment to Loan Agreement, Second Amendment to Loan Agreement, a Third Amendment to Loan Agreement and a Fourth Amendment to Loan Agreement; and

        WHEREAS, Borrower and Bank One have agreed to restate the Loan Agreement to increase the amount of the reducing revolver, extend the maturity of the reducing revolver, add a new term loan, add Credit Lyonnais as a Bank and as the Syndication Agent and add OK and Boomer as Guarantors, and the parties hereto are willing to make such amendments on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

        1. DEFINITIONS. When used herein the terms "Administrative Agent", "Agreement", "Bank", "Banks", "Bank One", "Boomer", "Borrower", "Credit Lyonnais", "Guarantor," "OK," "Syndication Agent" shall have the meanings indicated above. When used herein the following terms shall have the following meanings:

                 "Advance or Advances" shall mean a loan or loans hereunder.

                 "Affiliate" shall mean any person which, directly or indirectly, controls, is controlled by or is under common control with the relevant Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean a member of the board of directors, a partner or an officer of such Person, or any other Person with possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership (of record, as trustee or by proxy) of voting shares, partnership interests or voting rights, through a management contract or otherwise. Any Person owning or controlling directly or indirectly ten percent or more of the voting shares, partnership interests or voting rights, or other equity interest of another Person shall be deemed to be an Affiliate of such Person.

                 "Alexander" shall mean Alexander Energy Corporation.

                 "Base Rate" shall mean, as of any date, the fluctuating rate of interest per annum established from time to time by Administrative Agent as its Base Rate (which rate of interest may not be the lowest, best or most favorable rate of interest which Administrative Agent may charge on loans to its customers). Each change in the Base Rate shall become effective without prior notice to Borrower automatically as of the opening of business on the date of such change in the Base Rate.

                 "Base Rate Interest Period" shall mean, with respect to any Base Rate Loan, the period ending on the last day of each month; provided, however, that (i) if any Base Rate Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, and (ii) if any Base Rate Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date.

                 "Base Rate Loans" shall mean any loan during any period, which bears interest based upon the Base Rate or which would bear interest based upon the Base Rate if the Maximum Rate ceiling were not in effect at that particular time.

                 "Base Rate Margin" shall have the following meaning:

                         (a)      For Revolving Loans:

                                  (i)    Before the Term Loan is repaid, zero
                                         (0);

                                  (ii)   after the Term Loan is repaid;

                                         (A)     zero (0) whenever the Total
                                  Outstandings are less than seventy- five percent of the Borrowing Base in effect at the time in question.

                                         (B)     one-quarter of one percent
                                  (.25%) per annum whenever the Total
                                  Outstanding are equal to or greater than seventy-five percent of the Borrowing Base in effect at the time in question.

                         (b)      For the Term Loan, two percent (2%) per
                 annum.

                 "Borrowing Base" shall mean the value assigned by the Banks from time to time to the Oil and Gas Properties pursuant to Section 7(b) hereof. Until the next determination of the Borrowing Base pursuant to Section 7(b) hereof, the Borrowing Base for the Revolving Commitment shall be $60,000,000.00 as adjusted from time to time pursuant to Sections 2(d), 2(e) and 7(b) of this Agreement.

                 "Borrowing Date" shall mean the date elected by Borrower pursuant to Section 2(c) hereof for an Advance on the Revolving Loan.

                 "Business Day" shall mean the normal banking hours during any day, other than Saturdays or Sundays, that banks are legally open for business in Dallas, Texas.

                 "Cash Flow" shall mean Borrower's Net Income (loss) plus non-cash items such as depletion, depreciation and amortization (excluding gains or losses arising from the sale of capital assets for the most recent fiscal quarter), all as calculated in accordance with GAAP.

                 "Change of Management" shall occur if Miles D. Bender ceases to act as President and Chief Executive Officer of Borrower.

                 "CIBC" shall mean Canadian Imperial Bank of Commerce.

                 "Collateral" is used herein as defined in Section 6 hereof.

                 "Commitments" shall mean the Revolving Commitment and the Term Loan Commitment.

                 "Current Assets" shall mean the total of Borrower's consolidated current assets, determined in accordance with GAAP.

                 "Current Liabilities" shall mean the total of Borrower's consolidated current liabilities, as determined in accordance with GAAP, less current maturities of Commitments.

                 "Current Ratio" shall mean the ratio of Current Assets to Current Liabilities.

                 "Debt Service Coverage Ratio" shall mean the ratio of Cash Flow to the sum of (i) the Monthly Commitment Reduction plus (ii) any preferred stock dividends paid in cash during the period being measured.

                 "Default" shall mean all of the events specified in Section 14, regardless of whether there shall have occurred any passage of time or giving of notice or both that would be necessary in order to constitute such event or Event of Default.

                 "Default Rate" shall mean the Base Rate plus 2%.

                 "Defaulting Bank" is used herein as defined in Section 3(g) hereof.

                 "Determination Date" is used herein as defined in Section 7(b) hereof.

                 "Effective Date" shall mean the date of this Agreement.

                 "Engineered Value" is used herein as defined in Section 6 hereof.

                 "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Super Fund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. Section 9601, et seq., the Resource Conservation and Recovery Act, as amended by the Hazardous Solid Waste Amendment of 1984, 42 U.S.C.A. Section 6901, et seq., the Clean Air Act, 42 U.S.C.A.
        Section 1251, et seq., the Toxic Substances Control Act, 15 U.S.C.A.
        Section 2601, et seq., The Oil Pollution Act of 1990, 33 U.S.G. Section 2701, et seq., and all other laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, orders and restrictions of any federal, state, county, municipal and other governmental departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign, relating to air pollution, water pollution, noise control and/or the handling, discharge, disposal or recovery of on-site or off-site asbestos or "hazardous substances" as defined by 42 U.S.C.
        Section 9601, et seq., as amended, as each of the foregoing may be amended from time to time.

                 "Environmental Liability" shall mean any claim, demand, obligation, cause of action, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other cost or expense whatsoever, including reasonable attorneys' fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien (as hereinafter defined) which could be expected to individually or in the aggregate to have a Material Adverse Effect.

                 "Environmental Lien" shall mean a Lien in favor of any court, governmental agency or instrumentality or any other Person (i) for any Environmental Liability or (ii) for damages arising from, or cost incurred by, such court or governmental agency or instrumentality or other Person in response to a release or threatened release of asbestos or "hazardous substance" into the environment, the imposition of which Lien could be expected to have a Material Adverse Effect.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "Eurodollar Business Day" shall mean a Business Day on which dealings in U.S. Dollar deposits are carried on in the London Interbank market.

                 "Eurodollar Interest Period" shall mean, with respect to any Eurodollar Loan (i) initially, the period commencing on the date such Eurodollar Loan is made and ending one (1), two (2), or three (3) months thereafter as selected by the Borrower pursuant to Section 4(a)(ii) and (ii) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one (1), two (2) or three (3) months thereafter, as selected by the Borrower pursuant to Section 4(a)(ii); provided, however, that (x) if any Eurodollar Interest Period would otherwise expire on a day which is not a Eurodollar Business Day, such Interest Period shall expire on the next succeeding Eurodollar Business Day, unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Eurodollar Business Day, (y) if any Eurodollar Interest Period begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), such Interest Period shall end on the last Eurodollar Business Day of a calendar month, and (z) any Eurodollar Interest Period that would otherwise expire after the Maturity Date shall end on such Maturity Date.

                 "Eurodollar Loan" shall mean any loan during any period which bears interest at the Eurodollar Rate, or which would bear interest at such rate if the Maximum Rate ceiling were not in effect at a particular time.

                 "Eurodollar Margin" shall have the following meaning:

                         (i) two and one quarter percent (2.25%) per annum whenever the Total Outstandings are greater than 75% of the Borrowing Base in effect at the time in question;

                         (ii) two percent (2%) per annum whenever the Total Outstandings are greater than 50%, but less than or equal to 75%, of the Borrowing Base in effect at the time in question; or

                         (iii) one and three-quarters percent (1.75%), whenever the Total Outstandings are 50% or less of the Borrowing Base in effect at the time in question.

                 "Eurodollar Rate" shall mean, with respect to each Eurodollar Interest Period, the rate of interest per annum at which deposits in immediately available and freely transferable funds in U.S. Dollars are offered to the Administrative Agent (at approximately 10:00 a.m., Dallas, Texas time three Eurodollar Business Days prior to the first day of each Eurodollar Interest Period) in the London Interbank market for delivery on the first day of such Eurodollar Interest Period in an amount equal to or comparable to the principal amount of the Eurodollar Loan to which such Eurodollar Interest Period relates. Each determination of the Eurodollar Rate by the Administrative Agent shall, in the absence of error, be conclusive and binding.

                 "Event of Default" is used herein as defined in Section 14 hereof.

                 "Financial Statements" shall mean balance sheets, income statements, statements of cash flow and appropriate footnotes and schedules, prepared in accordance with GAAP.

                 "GAAP" shall mean generally accepted accounting principles, consistently applied.

                 "Guaranty" shall mean the guaranty agreements evidencing the unconditional and unlimited guarantees of Guarantor of the obligations of Borrower hereunder.

                 "Indemnified Taxes" is used herein as defined in Section 12(s)(i) hereof.

                 "Interest Payment Date" shall mean the earlier of (i) the last day of each Interest Period or (ii) the last day of each month.

                 "Interest Period" shall mean any Base Rate Interest Period or Eurodollar Interest Period.

                 "IRS" is used herein as defined in Section 12(s)(v) hereof.

                 "John Hancock" shall mean John Hancock Mutual Life Insurance Company.

                 "Lien" shall mean any mortgage, deed of trust, pledge, security interest, assignment, encumbrance or lien (statutory or otherwise) of any kind or character.

                 "Loans" shall mean the Term Loan and the Revolving Loan.

                 "Loan Documents" shall mean this Agreement, the Notes, the Guaranty, the Security Instruments and all other documents executed in connection with the transaction described in this Agreement.

                 "Majority Banks" shall mean Banks holding 66 2/3% or more of the Commitment.

                 "Material Adverse Effect" shall mean any material adverse effect or the occurrence of any circumstance or event which (i) could have a material adverse effect on the assets, properties, liabilities, financial condition, business, operations, affairs or circumstances of Borrower, Guarantor or any of their Subsidiaries from the facts represented or warranted in this Agreement or in any Security Instrument or (ii) could materially impair the ability of the Borrower or Guarantor or any of their Subsidiaries to carry out their respective businesses as conducted as of the date of this Agreement or as proposed at the date of this Agreement to be conducted or to meet their respective obligations under the Notes, this Agreement or the other Loan Documents on a timely basis, or (iii) is material and adverse to the financial condition or business operations of Borrower or Guarantor or any of their Subsidiaries, or (iv) could have a material adverse effect on the validity, enforceability, perfection or priority of any of the Loan Documents, or (v) may result in or cause a Default or Event of Default.

                 "Maturity Date" shall mean the Term Maturity Date or the Revolving Maturity Date, as the case may be.

                 "Maximum Rate" shall mean at any particular time in question, the maximum, non-usurious rate of interest which, under applicable law, may then be charged on the Notes. If such Maximum Rate changes after the date hereof, the Maximum Rate shall be automatically increased or decreased, as the case may be, without notice to Borrower, from time to time, as of the effective date of each change in such Maximum Rate.

                 "Monthly Commitment Reduction" is used herein as defined in
        Section 2(e) hereof.

                 "Negative Pledge" is used herein to describe the agreement of the Borrower and the Guarantor contained in Section 13(a) of this Agreement.

                 "Net Income" shall mean the Borrower's consolidated net income (before preferred dividends paid in cash), determined in accordance with GAAP.

                 "Notes" shall mean the Revolving Notes and Term Notes, substantially in the form of Exhibits "A" and "B" hereto, issued or to be issued hereunder to each Bank, respectively, to evidence indebtedness to such Bank arising by reason of Advances on the Revolving Loan and the Term Loan, together with all modifications, renewals and extensions thereof or any part thereof.

                 "Notice of Borrowing" is used herein as defined in Section 2(c) hereof.

                 "Oil and Gas Properties" shall mean all oil, gas and mineral properties, interests, oil and gas gathering systems, gas processing and plant operations, and related personal properties in which Borrower or OK have granted or will grant to the Banks either a first and prior Lien pursuant to Section 6 hereof or a Negative Pledge.

                 "Other Financings" is used herein as defined in Section 18(m) hereof.

                 "Payor" is used herein as defined in Section 3(i) hereof.

                 "Permitted Liens" shall mean (i) royalties, overriding royalties, reversionary interests, production payments and similar burdens; (ii) sales contracts or other arrangements for the sale of production of oil, gas or associated liquid or gaseous hydrocarbons that would not (when considered cumulatively with the matters discussed in clause (i) above) deprive Borrower or either Guarantor or any of their Subsidiaries of any material right in respect of any of Borrower's, Guarantors' or Subsidiary's assets or properties (except for rights customarily granted with respect to such contracts and arrangements); (iii) statutory Liens for taxes or other assessments that are not yet delinquent (or that, if delinquent, are being contested in good faith by appropriate proceedings, levy and execution thereon having been stayed and continue to be stayed and for which such Borrower, either Guarantor or any of their Subsidiaries has established on its books adequate reserves in accordance with GAAP); (iv) easements, rights of way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants and other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of such Borrower's, Guarantor's or any of their Subsidiaries' assets or properties and that do not individually or in the aggregate, cause a Material Adverse Effect; (v) materialmen's, mechanic's, repairman's, employee's, warehousemen's, carrier's, pipeline's, contractor's, sub-contractor's, operator's, non-operator's (arising under operating or joint operating agreements) and other Liens (including any financing statements filed in respect thereof) incidental to obligations incurred by Borrower, either Guarantor or any of their Subsidiaries in connection with the construction, maintenance, development, transportation, storage or operation of such Borrower's, Guarantor's or any of their Subsidiaries' assets or properties to the extent not delinquent (or which, if delinquent, are being contested in good faith by appropriate proceedings, levy and execution therein having been stayed and continue to be stayed and for which such Borrower, either Guarantor or any of their Subsidiaries has established on its books adequate reserves in accordance with GAAP); (vi) all contracts, agreements and instruments, and all defects and irregularities and other matters affecting such Borrower's, Guarantor's or any of their Subsidiaries' assets and properties which were in existence at the time Borrower's, Guarantor's or Subsidiary's assets and properties were originally acquired by such Borrower, such Guarantor or any of their Subsidiaries and all routine operational agreements entered into in the ordinary course of business, which contracts, agreements, instruments, defects, irregularities and other matters and routine operational agreements are not such as to, individually or in the aggregate, interfere materially with the operation, value or use of such Borrower's, Guarantor's or Subsidiary's assets and properties, considered in the aggregate; (vii) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations;
        (viii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith and levy and execution thereon have been stayed and continue to be stayed; (ix) rights reserved to or vested in any municipality, governmental, statutory or other public authority to control or regulate any Borrower's, Guarantor's or Subsidiary's assets and properties in any manner, and all applicable laws, rules and orders from any authority; (x) landlord's Liens; (xi) Liens existing at the date of this Agreement which have been disclosed to Banks in Borrower's, either Guarantor's or any of their Subsidiaries' Financial Statements or identified in Schedule "1" hereto; (xii) Liens previously granted by Alexander to CIBC and John Hancock which are being released contemporaneously with the execution of this Agreement; (xiii) Liens created pursuant to the Security Instruments; and (xiv) any and all renewals and extensions of all or any of the foregoing; provided, however, that the definition of the term "Permitted Liens" does not include Liens of any kind or character which are prior by perfection to the Liens on the Oil and Gas Properties held by the Banks, or which may, by operation of law, become prior to such Liens held by the Banks.

                 "Person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                 "Plan" shall mean any plan subject to Title IV of ERISA and maintained by Borrower, Guarantor or any of their Subsidiaries or any such plan to which Borrower, Guarantor or any of their Subsidiaries is required to contribute on behalf of its employees.

                 "Pro Rata Part" shall mean for each Bank the proportion which the portion of the outstanding Loans owed to such Bank bears the aggregate outstanding Loans owed to all Banks at the time in question (calculated separately for each Bank for the Revolving Loan and the Term Loan).

                 "Required Payment" is used herein as defined in Section 3(i) hereof.

                 "Revolving Commitment" shall mean for all Banks, the lesser of
        (i) $100,000,000 or (ii) the Borrowing Base, as adjusted from time to time pursuant to Sections 2(d), 2(e) and 7(b) hereof, and as to any Bank, its obligation to make Advances hereunder on the Revolving Loan in amounts not exceeding in the aggregate its Revolving Commitment Percentage of the Revolving Commitment.

                 "Revolving Commitment Percentage" shall mean for each Bank the percentage derived by dividing its Revolving Commitment at the time of determination by the Revolving Commitments of all Banks at the time of determination. At the Effective Date, each Bank's Revolving Commitment Percentage is:

                         BANK ONE                50%
                         CREDIT LYONNAIS  50%

                 "Revolving Loan" shall mean loans made under the Revolving Commitment pursuant to Section 2 hereof.

                 "Revolving Maturity Date" shall mean August 29, 2000.

                 "Revolving Notes" shall mean the Revolving Notes described in
        Section 3(a) hereof, together with all modifications, renewals and replacements thereof.

                 "Security Instruments" shall mean this Agreement, all Deeds of Trust, Mortgages, Security Agreements, Assignment of Production and Financing Statements, and other collateral documents, covering certain of Borrower's and OK's Oil and Gas Properties, related personal property and proceeds thereof, and all amendments and supplements thereof, all such documents to be in form and substance satisfactory to Administrative Agent.

                 "Subsidiary" shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by Borrower, either Guarantor or another subsidiary of Borrower or either Guarantor.

                 "Tangible Net Worth" shall mean an amount equal to stockholders' equity, determined in accordance with GAAP.

                 "Term Commitment" shall mean the commitment contained in
        Section 2(b) hereof.

                 "Term Loan" shall mean loan or loans made under the Term Commitment pursuant to Section 2(b) hereof.

                 "Term Loan Commitment" shall mean, as to all Banks, $5,000,000.00 and, as to any Bank, its obligation to make an Advance hereunder on the Term Loan in the amount equal to its Term Loan Commitment Percentage.

                 "Term Loan Commitment Percentage" shall mean for each Bank the percentage derived by dividing its Term Loan Commitment at the time of determination by the Term Loan Commitment of Banks at the time of determination. At the Effective Date, each Bank's Term Loan Commitment Percentage is:

                         BANK ONE                50%
                         CREDIT LYONNAIS  50%


                 "Term Maturity Date" shall mean February 28, 1997.

                 "Term Notes" shall mean the Term Notes described Section 3(b) hereof.

                 "Total Outstandings" shall mean, as of any date, the total principal balance outstanding on the Revolving Notes.

                 "Tranche" shall mean a Eurodollar Loan or a Base Rate Loan.

                 "Unscheduled Redeterminations" shall mean a redetermination of the Borrowing Base made at any time other than on the dates set for the regular semi-annual redetermination of the Borrowing Base pursuant to
        Section 7, which are made (i) at the reasonable request of Borrower, or
        (ii) at any time it appears to Majority Banks, in the exercise of their reasonable discretion, that either (A) there has been a material decrease in the value of the Oil and Gas Properties, or (B) an event has occurred which is reasonably expected to have a Material Adverse Effect.

                 "Unused Commitment Fee" is used herein as defined in Section 8(a) hereof.

        2.       COMMITMENTS OF THE BANKS.

                 (a) Terms of Revolving Commitment. On the terms and conditions hereinafter set forth, each Bank agrees severally to make Advances to the Borrower from time to time during the period beginning on the Effective Date and ending on the Revolving Maturity Date in such amounts as the Borrower may request up to an amount of Total Outstandings not to exceed, in the aggregate outstanding at any time, the Revolving Commitment. The obligation of each Bank to make Advances under the Revolving Commitment shall be limited to such Bank's Revolving Commitment Percentage of such Advance. The obligation of the Borrower hereunder shall be evidenced by this Agreement and the Notes issued in connection herewith, the Notes to be as described in Section 3 hereof. Notwithstanding any other provision of this Agreement, no Advance shall be required to be made hereunder if any Default or Event of Default has occurred and is continuing. Each Advance under the Revolving Commitment shall be an aggregate amount of at least $1,000,000 or a whole number multiple thereof. Irrespective of the face amount or amounts of any Note or Notes outstanding at any time, the Banks shall never have the obligation to Advance any amount or amounts in excess of the Borrowing Base or to increase the Revolving Commitment. Until the Term Loan is repaid in full, principal and interest, all Revolving Loans shall be Base Rate Loans. The total number of Tranches which may be outstanding at any time hereunder shall never exceed five (5), whether such Tranches are Base Rate Loans, Eurodollar Loans, or a combination thereof.

                 (b) Term Loan. On the terms and conditions hereinafter set forth, each Bank agrees severally to make an Advance to Borrower on the Effective Date equal to such Bank's Term Loan Commitment. No portion of the Term Loan, once repaid, may be reborrowed by Borrower.

                 (c) Procedure for Borrowing. Whenever the Borrower desires an Advance on the Revolving Loan, it shall give Administrative Agent telegraphic, telex, facsimile or telephonic notice ("Notice of Borrowing") of such requested Advance, which in the case of telephonic notice, shall be promptly confirmed in writing. Each Notice of Borrowing shall be in the form of Exhibit "C" attached hereto and shall be received by Administrative Agent not later than 11:00 a.m., Dallas, Texas time, (i) one Business Day prior to the Borrowing Date in the case of the Base Rate Loan or (ii) three Eurodollar Business Days prior to any proposed Borrowing Date in the case of Eurodollar Loans. Upon receipt of such notice, Administrative Agent shall advise each Bank thereof; provided, that if the Banks have received at least one (1) day's notice of such Advance prior to funding of a Base Rate Loan, or at least three (3) days notice of such Advance prior to funding in the case of a Eurodollar Loan, each Bank shall provide Administrative Agent at its office at 1717 Main Street, Dallas, Texas 75201, not later than 1:00 p.m., Dallas, Texas time, on the Borrowing Date, in immediately available funds, its pro rata share of the requested Advance, but the aggregate of all such fundings by each Bank shall never exceed such Bank's Revolving Commitment. Not later than 2:00 p.m., Dallas, Texas time, on the Borrowing Date, Administrative Agent shall make available to the Borrower at the same office, in like funds, the aggregate amount of such requested Advance. Neither Administrative Agent nor any Bank shall incur any liability to the Borrower in acting upon any notice referred to above which Administrative Agent or such Bank believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this Section 2(c). Upon funding of Advances by Banks in accordance with this Agreement pursuant to any such notice, the Borrower shall have effected Advances hereunder.

                 (d) Voluntary Reduction of Revolving Commitment. The Borrower may at any time, or from time to time, upon not less than three (3) Business Days prior written notice to Administrative Agent, reduce or terminate the Revolving Commitment; provided, however, that
        (i) each reduction in the Revolving Commitment must be in the amount of $1,000,000 or more, in increments of $1,000,000 and (ii) each reduction must be accompanied by a prepayment of the Notes in the amount by which the Total Outstandings exceed the Revolving Commitment as reduced pursuant to this Section 2.

                 (e) Monthly Commitment Reduction. The Revolving Commitment shall be reduced as of the first day of each month beginning October 1, 1996, by an amount determined by the Banks pursuant to
        Section 7(b) hereof (the "Monthly Commitment Reduction"). From the Effective Date until redetermined pursuant to Section 7(b) hereof, the Monthly Commitment Reduction shall be $1,000,000 per month. If, as a result of any Monthly Commitment Reduction required pursuant to this
        Section 2(e), the Total Outstandings ever exceed the Revolving Commitment, Borrower shall immediately prepay, without premium or penalty, the principal amount of the Revolving Notes in an amount at least equal to such excess plus interest thereon to the date of such prepayment.

                 (f) Several Obligations. The obligations of the Banks under the Revolving Commitment and the Term Loan are several and not joint. The failure of any Bank to make an Advance required to be made by it shall not relieve any other Bank of its obligation to make its Advance, and no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank. No Bank shall ever be required to lend hereunder any amount in excess of its legal lending limit applicable to this transaction.

        3. NOTES EVIDENCING LOANS. The loans described above in Section 2 shall be evidenced by promissory notes of Borrower as follows:

                 (a) Form of Revolving Notes - The Revolving Loan shall be evidenced by Revolving Notes in an aggregate amount of $100,000,000, and shall be in the form of Exhibit "A" hereto with appropriate insertions. Notwithstanding the aggregate face amount of the Revolving Notes outstanding at any time, the actual principal amount due from the Borrower to Banks on account of the Revolving Notes, as of any date of computation, shall be the sum of Advances then and theretofore made on account thereof, less all principal payments actually received by Banks in collected funds with respect thereto. Although the Revolving Notes may be dated as of the Effective Date, interest in respect thereof shall be payable only for the period during which the loans evidenced thereby are outstanding and, although the stated amount of the Revolving Notes may be higher, the Revolving Notes shall be enforceable, with respect to Borrower's obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the loans.

                 (b) Form of Term Notes. The Term Loan shall be evidenced by Term Notes in an aggregate amount of $5,000,000, and shall be in the form of Exhibit "B" attached hereto with appropriate insertions.

                 (c) Issuance of Additional Notes. At the Effective Date there shall be outstanding (i) two (2) separate Revolving Notes, in the total aggregate face amount of $100,000,000, and (ii) two (2) Term Notes, in the total aggregate amount of $5,000,000. The $30,000,000 revolving note and the $3,000,000 special advance note previously held by Bank One shall be exchanged by Bank One for a new Revolving Note and the Administrative Agent shall return such notes to the Borrower. From time to time new Notes may be issued to other Banks as such Banks become parties to this Agreement. Upon request from Administrative Agent, the Borrower shall execute and deliver to Administrative Agent any such new or additional Notes. From time to time as new Notes are issued the Administrative Agent shall require that each Bank exchange their Notes for newly issued Notes to better reflect the extent of each Bank's Commitments hereunder.

                 (d) Interest Rate - The unpaid principal balance of the Notes shall bear interest from time to time as set forth in Section 4 hereof; provided, however, that until the Term Loan is repaid in full, principal and interest, all Advances made as Revolving Loans shall be Base Rate Loans.

                 (e) Payment of Interest - Interest on the Revolving Notes shall be payable to the Administrative Agent as specified in Section 4 hereof.

                 (f)     Payment of Principal -

                         (i) Revolving Notes. Principal of the Revolving Notes shall be due and payable to the Administrative Agent for the ratable benefit of the Banks on the Revolving Maturity Date, unless earlier due in whole or in part as a result of a payment required pursuant to Section 2(d) or (e) hereof, an acceleration of the amount due or a mandatory prepayment pursuant to the provisions of Section 9(b) hereof;

                         (ii) Term Notes. Principal of the Term Notes shall be payable to the Administrative Agent on the Term Maturity Date, unless earlier due in whole or in part as a result of an acceleration of the amount due.

                 (g) Payments to Banks - Each Bank's Pro Rata Part of payment or prepayment of the Revolving Loans or the Term Loan shall be directed by wire transfer to such Bank by the Administrative Agent at the address provided to the Administrative Agent for such Bank for payments no later than 2:00 p.m., Dallas, Texas, time on the Business Day such payments or prepayments are deemed hereunder to have been received by Administrative Agent; provided, however, in the event that any Bank shall have failed to make an Advance as contemplated under
        Section 2 hereof (a "Defaulting Bank") and the Administrative Agent or another Bank or Banks shall have made such Advance, payment received by Administrative Agent for the account of such Defaulting Bank or Banks shall not be distributed to such Defaulting Bank or Banks until such Advance or Advances shall have been repaid in full to the Bank or Banks who funded such Advance or Advances. Any payment or prepayment received by Administrative Agent at any time after 12:00 noon, Dallas, Texas, time on a Business Day shall be deemed to have been received on the next Business Day. Interest shall cease to accrue on any principal as of the end of the day preceding the Business Day on which any such payment or prepayment is deemed hereunder to have been received by Administrative Agent. If Administrative Agent fails to transfer any principal amount to any Bank as provided above, then Administrative Agent shall promptly direct such principal amount by wire transfer to such Bank.

                 (h) Sharing of Payments, Etc. - If any Bank shall obtain any payment (whether voluntary, involuntary, or otherwise) on account of the Revolving Loan or the Term Loan, (including, without limitation, any set-off) which is in excess of its Pro Rata share of payments on the Revolving Loan or the Term Loan as the case may be, obtained by all Banks, such Bank shall purchase from the other Banks such participation as shall be necessary to cause such purchasing Bank to share the excess payment Pro Rata with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of the recovery. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this section may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of offset) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

                 (i) Non-Receipt of Funds by the Administrative Agent - Unless the Administrative Agent shall have been notified by a Bank or the Borrower (the "Payor") prior to the date on which such Bank is to make payment to the Administrative Agent of the proceeds of a Loan to be made by it hereunder or the Borrower is to make a payment to the Administrative Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient of such payment shall, on demand, pay to the Administrative Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was made available by the Administrative Agent until the date the Administrative Agent recovers such amount at the rate applicable to such portion of the applicable Revolving Loan or the applicable Term Loan.

                 (j) Capital Adequacy - If either (i) the introduction or implementation of or the compliance with or any change in or in the interpretation of any law, rule or regulation or (ii) the introduction or implementation of or the compliance with any mandatory request, directive or guideline from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Bank or any corporation controlling any Bank as a result of maintaining the Loans, then within fifteen (15) days after demand by such Bank, the Borrower will pay to such Bank, from time to time as specified by such Bank, such additional amount or amounts which such Bank shall reasonably determine to be appropriate to compensate such Bank or any corporation controlling such Bank in light of such circumstances, to the extent that such Bank reasonably determines that the amount of any such capital would be increased, or the rate of return on any such capital would be reduced in whole or in part, based on the existence of the amount of the Loans or such Bank's Commitment under this Agreement.

        4.       INTEREST RATES.

                 (a)     Options.

                         (i) Base Rate Loans. Borrower agrees to pay interest on the Notes calculated on the basis of the actual days elapsed in a year consisting of 365 or, if appropriate, 366 days with respect to the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate or (ii) the sum of the Base Rate plus the Base Rate Margin. Subject to the provisions of this Agreement as to prepayment, the principal of the Notes representing Base Rate Loans shall be payable as specified in
                 Section 3(f) hereof and the interest in respect of each Base Rate Loan shall be payable on each Interest Payment Date.
                 Past due principal and, to the extent permitted by law, past due interest in respect to each Base Rate Loan, shall bear interest, payable on demand, at a rate per annum equal to the Default Rate until acceleration pursuant to Section 14 hereof, and thereafter, at the Maximum Rate. Until the Term Loan is paid in full, principal and interest, all Revolving Loans made hereunder shall be Base Rate Loans.

                         (ii) Eurodollar Loans. Borrower agrees to pay interest calculated on the basis of a year consisting of 360 days with respect to the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a rate per annum equal to the lesser of (i) the Maximum Rate or (ii) the Eurodollar Rate plus the Eurodollar Margin. Subject to the provisions of this Agreement with respect to prepayment, the principal of the Notes shall be payable as specified in Section 3(f) hereof and the interest with respect to each Eurodollar Loan shall be payable on each Interest Payment Date. Past due principal and, to the extent permitted by law, past due interest shall bear interest, payable on demand, at a rate per annum equal to the Default Rate until acceleration pursuant to Section 14 hereof, and thereafter, at the Maximum Rate. Upon three (3) Eurodollar Business Days' written notice prior to the making by the Banks of any Eurodollar Loan (in the case of the initial Interest Period therefor) or the expiration date of each succeeding Interest Period (in the case of subsequent Interest Periods therefor), Borrower shall have the option, subject to compliance by Borrower with all of the provisions of this Agreement, as long as no Event of Default exists, to specify whether the Interest Period commencing on any such date shall be a one (1), two (2) or three (3) month period.
                 If Administrative Agent shall not have received timely notice of a designation of such Interest Period as herein provided, Borrower shall be deemed to have elected to convert all maturing Eurodollar Loans to Base Rate Loans.

                 (b) Interest Rate Determination. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined and its determination thereof shall be conclusive absent error.

                 (c) Conversion Option. Borrower may elect from time to time (i) to convert all or any part of its Eurodollar Loans to Base Rate Loans by giving Administrative Agent irrevocable notice of such election in writing prior to 10:00 a.m., Dallas, Texas time on the conversion date and such conversion shall be made on the requested conversion date, provided that any such conversion of Eurodollar Loan shall only be made on the last day of the Eurodollar Interest Period with respect thereof, or (ii) to convert all or any part of its Base Rate Loans to Eurodollar Loans by giving the Administrative Agent irrevocable written notice of such election three (3) Eurodollar Business Days prior to the proposed conversion and such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Eurodollar Business Day or a Business Day, as the case may be, on the next succeeding Eurodollar Business Day or Business Day, as the case may be. Any such conversion shall not be deemed to be a prepayment of any of the Loans for purposes of this Agreement or any of the Notes. Notwithstanding any of the foregoing, Borrower may not convert any portion of any Loan to Eurodollar Loans until the Term Loan is repaid in full.

                 (d) Recoupment. If at any time the applicable rate of interest selected pursuant to Sections 4(a)(i) or 4(a)(ii) above shall exceed the Maximum Rate, thereby causing the interest on the Notes to be limited to the Maximum Rate, then any subsequent reduction in the interest rate so selected or subsequently selected shall not reduce the rate of interest on the Notes below the Maximum Rate until the total amount of interest accrued on the Notes equals the amount of interest which would have accrued on the Notes if the rate or rates selected pursuant to Sections 4(a)(i) or (ii), as the case may be, had at all times been in effect.

        5.       SPECIAL PROVISIONS RELATING TO EURODOLLAR LOANS.

                 (a) Unavailability of Funds or Inadequacy of Pricing. In the event that, in connection with any proposed Eurodollar Loan, any Bank (i) shall have determined that U.S. Dollar deposits of the relevant amount and for the relevant Eurodollar Interest Period for Eurodollar Loans are not available to such Bank in the London Interbank market or (ii) determines that the Eurodollar Interest Rate will not adequately reflect the cost to the Banks of maintaining or funding the Eurodollar Loans for such Interest Period, the obligations of the Banks to make the Eurodollar Loans shall be suspended until such time such Bank in its sole discretion reasonably exercised, determines that the event resulting in such suspension has ceased to exist. If any Bank shall make such determination it shall promptly notify Administrative Agent in writing, and Administrative Agent shall promptly notify Borrower in writing, and Borrower shall either repay the outstanding Eurodollar Loans owed to Banks, without penalty, on the last day of the current Interest Period or convert the same to Base Rate Loans on the last day of the then current Interest Period for such Eurodollar Loan.

                 (b) Reserve Requirements. In the event of any change in any applicable law, treaty or regulation or in the interpretation or administration thereof, or in the event any central bank or other fiscal monetary or other authority having jurisdiction over the Banks or the loans contemplated by this Agreement shall impose, modify or deem applicable any reserve requirement of the Board of Governors of the Federal Reserve System on any Eurodollar Loan, or any other reserve, special deposit or similar requirements against assets to, deposits with or for the account of, or credit extended by, the Banks or shall impose on the Banks or the London interbank market, as the case may be, any other condition affecting this Agreement or the Eurodollar Loans and the result of any of the foregoing is to increase the cost to the Banks in making or maintaining its Eurodollar Loans or to reduce any amount (or the effective return on any amount) received by the Banks hereunder, then Borrower shall pay to the Banks upon demand of the Banks as additional interest on the Notes evidencing the Eurodollar Loans such additional amount or amounts as will reimburse the Banks for such additional cost or such reduction. The Banks shall give notice to Borrower within a reasonable time of becoming aware of any such change or imposition which may result in any such increase or reduction. A certificate of any Bank setting forth the basis for the determination of such amount necessary to compensate Banks as aforesaid shall be delivered to Borrower and shall be conclusive as to such determination and such amount, absent error.

                 (c) Taxes. Both principal and interest on the Notes evidencing the Eurodollar Loans are payable without withholding or deduction for or on account of any taxes. If any taxes are levied or imposed on or with respect to the Notes evidencing the Eurodollar Loans or on any payment on the Notes evidencing the Eurodollar Loans made to the Banks, then, and in any such event, Borrower shall pay to the Banks upon demand by the Banks such additional amounts as may be necessary so that every net payment of principal and interest on the Notes evidencing the Eurodollar Loans, after withholding or deduction for or on account of any such taxes, will not be less than any amount provided for herein. In addition, if at any time when the Eurodollar Loans are outstanding, any laws enacted or promulgated, or any court of law or governmental agency interprets or administers any law, which, in any such case, materially changes the basis of taxation of payments to the Banks of principal of or interest on the Notes evidencing the Eurodollar Loans by reason of subjecting such payments to double taxation or otherwise (except through an increase in the rate of tax on the overall net income of Banks) then Borrower will pay the amount of loss to the extent that such loss is caused by such a change. The Banks shall give notice to Borrower upon becoming aware of the amount of any loss incurred by the Banks through enactment or promulgation of any such law which materially changes the basis of taxation of payments to the Banks. The Banks shall also give notice within a reasonable time of becoming aware of any such enactment or promulgation which may result in such payments becoming subject to double taxation or otherwise. A certificate of any Bank setting forth the basis for the determination of such loss and the computation of such amounts shall be delivered to Borrower and shall be conclusive of such determination and such amount, absent error.

                 (d) Change in Laws. If at any time any new law or any change in existing laws or in the interpretation of any new or existing laws shall make it unlawful for the Banks to maintain or fund its Eurodollar Loans hereunder, then the Banks shall promptly notify Borrower in writing and Borrower shall either repay the outstanding Eurodollar Loans owed to the Banks, without penalty, on the last day of the current Interest Periods (or, if the Banks may not lawfully continue to maintain and fund such Eurodollar Loans, immediately) or Borrower may convert such Eurodollar Loans at such appropriate time to Base Rate Loans.

                 (e) Option to Fund. The Banks shall have the option, if the Borrower elects a Eurodollar Loan, to purchase one or more deposits in order to fund or maintain their funding of the principal balance of the Notes to which such Eurodollar Loan is applicable during the Interest Period in question; it being understood that the provisions of this Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid under such Eurodollar Loan and any amounts owing hereunder and under the Notes. Each Bank shall be entitled to fund and maintain its funding of all or any part of that portion of the principal balance of the Notes in any manner it sees fit, but all such determinations hereunder shall be made as if the Banks have actually funded and maintained that portion of the principal balance of the Notes to which a Eurodollar Loan is applicable during the applicable Interest Period through the purchase of deposits in an amount equal to the principal balance of the Notes to which such Eurodollar Loan is applicable and having a maturity corresponding to such Interest Period. The Banks may fund the outstanding principal balance of the Notes which is to be subject to any Eurodollar Loan from any branch or office of the Banks as the Banks may designate from time to time.

                 (f) Payments Not at End of Interest Period. If the Borrower makes any payment of principal with respect to any Eurodollar Loan on any day other than the last day of the Interest Period applicable to such Eurodollar Loan, then Borrower shall reimburse the Banks on demand for any loss, cost or expense incurred by the Banks as a result of the timing of such payment or in redepositing such principal amount, including the sum of (i) the cost of funds to the Banks in respect of such principal amount so paid, for the remainder of the Interest Period applicable to such sum, reduced, if the Banks are able to redeposit such principal amount so paid for the balance of the Interest Period, by the interest earned by Banks as a result of so redepositing such principal amount, plus (ii) any expense or penalty incurred by the Banks in redepositing such principal amount. A certificate of any Bank setting forth the basis for the determination of the amount owed by Borrower pursuant to this Section 5(f) shall be delivered to the Borrower and shall be conclusive in the absence of manifest error.

                 (g) Indemnity. Borrower shall indemnify and hold harmless the Banks against all reasonable and necessary out-of-pocket costs and expenses which the Banks may sustain as a consequence of making any Advance hereunder as a Eurodollar Loan.

                 (h) Other Lending Offices. Each Bank agrees to designate a different lending office if possible to avoid or reduce any of the adverse consequences described above.

        6. COLLATERAL SECURITY. To secure the performance by Borrower of its obligations hereunder, and under the Notes and Security Instruments, whether now or hereafter incurred, matured or unmatured, direct or contingent, joint or several, or joint and several, including extensions, modifications, renewals and increases thereof, and substitutions therefore, Borrower has heretofore granted and assigned to Bank One a first and prior Lien on certain of its Oil and Gas Properties and certain related equipment, oil and gas inventory and proceeds of the foregoing (the "Prior Lien"). To secure its Guaranty of the Borrower's obligations hereunder and under the Note, OK shall contemporaneously with or prior to the execution of this Agreement, grant and assign to the Administrative Agent, for the ratable benefit of the Banks, a first and prior Lien on at least 90% of the Engineered Value (as hereinafter defined) of its Oil and Gas Properties, and on certain related equipment, oil and gas inventory and proceeds of the foregoing. The documentation evidencing the Prior Lien shall be amended to indicate that the Liens granted thereby are granted to secure the Loans made hereunder pursuant to the Revolving Loan Commitment and the Term Loan Commitment. In addition, the Liens previously granted to CIBC by Alexander shall be released by CIBC and John Hancock. All Oil and Gas Properties, stock and other collateral in which the Borrower and Guarantor have heretofore or herewith granted or hereafter grant to the Administrative Agent, for the ratable benefit of the Banks, a Lien (to the satisfaction of the Administrative Agent) in accordance with this Section 6, as such properties and interests are from time to time constituted, are hereinafter collectively called the "Collateral".

        The granting and assigning of such security interests and Liens by Borrower and Guarantor shall be pursuant to Security Instruments in form and substance satisfactory to the Administrative Agent. Concurrently with the delivery of each of the Security Instruments covering Oil and Gas Properties, Borrower and Guarantor shall furnish to the Administrative Agent mortgage and title opinions and other documents satisfactory to the Administrative Agent with respect to the title and Lien status of Borrower's and Guarantor's interests in not less than 90% of the Engineered Value of the Oil and Gas Properties mortgaged to the Banks pursuant to the Security Instruments. "Engineered Value" for this purpose shall mean future net revenues discounted at the discount rate being used by the Administrative Agent as of the date of any such determination using the pricing parameters used in the engineering report furnished to the Banks pursuant to Sections 7 and 12 hereof. Borrower and Guarantor will cause to be executed and delivered to the Administrative Agent, for the ratable benefit of the Banks, in the future, additional Security Instruments if the Administrative Agent deems such are necessary to insure perfection or maintenance of the Liens in the Oil and Gas Properties, or any part thereof.

        7.       BORROWING BASE.

                 (a) Initial Borrowing Base and Monthly Commitment Reduction. During the period from the date hereof to the first Determination Date (as hereinafter defined), the Borrowing Base for the Revolving Loan shall be $60,000,000 and the Monthly Commitment Reduction shall be $1,000,000 per month beginning October 1, 1996.

                 (b) Subsequent Determinations of Borrowing Base. Subsequent determinations of the Borrowing Base shall be made by the Banks at least semi-annually on the dates set forth hereinbelow or as Unscheduled Redeterminations. In connection with, and as of, each such determination of the Borrowing Base, Banks shall also redetermine the Monthly Commitment Reduction. The Borrower shall furnish to the Banks as soon as possible, but in any event no later than May 1 of each year, beginning May 1, 1997, with an engineering report in form and substance satisfactory to Banks, in their discretion, prepared by an independent petroleum engineer acceptable to the Administrative Agent covering the Oil and Gas Properties, utilizing economic and pricing parameters used by the Administrative Agent as established from time to time, together with such other information concerning the value of the Oil and Gas Properties as the Administrative Agent may deem necessary to determine the value of such Oil and Gas Properties. By November 1 of each year beginning November 1, 1997, or within thirty (30) days after either (i) receipt of notice from the Administrative Agent that Majority Banks require an Unscheduled Redetermination or (ii) the Borrower gives notice to the Administrative Agent of their desire to have an Unscheduled Redetermination performed, the Borrower shall furnish to Banks an engineering report in form and substance satisfactory to the Administrative Agent valuing the Oil and Gas Properties using the same methodology utilized by the independent petroleum engineer that prepared the most recent independent engineering report, together with such other information, report and data concerning the value of the Oil and Gas Properties as the Administrative Agent shall deem reasonably necessary to determine the value of such Oil and Gas Properties. The Administrative Agent shall by notice to the Borrower no later than June 1 and December 1 of each year beginning December 1, 1996, or within a reasonable time thereafter (herein called the "Determination Date"), designate a new Borrowing Base and Monthly Commitment Reduction during the period beginning on such Determination Date and continuing until, but not including, the next Determination Date. If an Unscheduled Redetermination is made by the Banks, the Administrative Agent shall notify the Borrower within a reasonable time after receipt of all requested information of the new Borrowing Base and Monthly

        Commitment Reduction, if any, and such new Borrowing Base shall continue until the next Determination Date. If the Borrower does not furnish all such information, reports and data by the date specified in this Section 7(b), the Banks may nonetheless designate the Borrowing Base and Monthly Commitment Reduction at any amounts which the Banks determine in their discretion and may redesignate the Borrowing Base and Monthly Commitment Reduction from time to time thereafter until the Banks receive all such information, reports and data, whereupon the Banks shall designate a new Borrowing Base and Monthly Commitment Reduction as described above. Each Bank shall determine the amount of the Borrowing Base based upon the loan collateral value which each Bank in its discretion (using such methodology, assumptions and discounts rates as each Bank customarily uses in assigning collateral value to Oil and Gas Properties, oil and gas gathering systems, gas processing and plant operations) assigns to such Oil and Gas Properties of the Borrower and the Guarantor at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Borrower and the Guarantor and their Subsidiaries) as each Bank customarily considers in evaluating similar oil and gas credits, but each Bank, in its discretion, shall not be required to give any additional positive value to any Oil and Gas Property over the current economic and pricing parameters used by each Bank for such Determination Date which additional value is derived directly from a hedging, forward sale or swap agreement covering such Oil and Gas Property as of the date of such determination. If the Banks cannot otherwise agree on the Borrowing Base or the Monthly Commitment Reduction, each Bank shall submit in writing to the Administrative Agent its proposed Borrowing Base and Monthly Commitment Reduction and the Borrowing Base and Monthly Commitment Reduction shall be set on the basis of the lowest Borrowing Base and the highest Monthly Commitment Reduction proposed by any Bank. If at any time any of the Oil and Gas Properties are sold, the Borrowing Base then in effect shall automatically be reduced by a sum equal to the amount of any prepayment required pursuant to Section 12(r) hereof. The Borrowing Base shall be additionally reduced from time to time pursuant to the provisions of Sections 2(d) and 2(e) hereof. It is expressly understood that the Banks have no obligation to designate the Borrowing Base at any particular amount, except in the exercise of each Bank's discretion, whether in relation to the Revolving Commitment or otherwise; provided, however, that no Bank shall ever have the obligation to designate a Borrowing Base in an amount such that such Bank's Pro Rata Part thereof is in excess of its legal or internal lending limits applicable to the Loans.

        8.       FEES.

                 (a) Unused Portion Fee. The Borrower shall pay to the Administrative Agent for the ratable benefit of the Banks an unused portion fee (the "Unused Portion Fee") equivalent to three-eighths of one percent (3/8%) per annum on the daily average of the unadvanced amount of the Revolving Commitment. The Unused Portion Fee shall be payable in arrears on the last Business Day of each calendar quarter beginning September 30, 1996 with the final Unused Portion Fee payment due on the Revolving Maturity Date for any period then ending for which the Unused Portion Fee shall not have been theretofore paid. In the event the Revolving Commitment terminates on any date prior to the end of any such quarterly period, the Borrower shall pay to the Administrative Agent for the ratable benefit of the Banks, on the date of such termination, the pro rata portion of the Unused Portion Fee due for the period in which such termination occurs.

                 (b) Facility Fee. The Borrower shall pay to the Administrative Agent for the ratable benefit of the Banks a Facility Fee (hereinafter referred to as "Facility Fees", or separately as a "Facility Fee"):

                         (i) on the Revolving Commitment, a Facility Fee of $450,000; and

                         (ii) on the Term Loan Commitment, a Facility Fee of $100,000.

        The Borrower paid $100,000 of the aforesaid Facility Fees upon the execution of a commitment letter, said payment is non-refundable and is to be pro rated between the two Facility Fees. The remaining balances of the Facility Fees are payable on the Effective Date.

                 (c) Agency Fees. The Borrower shall pay to Administrative and the Syndication Agents' certain fees in amounts to be negotiated between Borrower and such Agents.

        9.       PREPAYMENTS.

                 (a) Voluntary Prepayments. The Borrower may at any time and from time to time, without penalty or premium, prepay the Notes, in whole or in part. Each such prepayment shall be made on at least one
        (1) Business Day's notice to the Administrative Agent and shall be in a minimum amount of $1,000,000 or any larger multiple thereof or the unpaid balance on the Note or Notes, whichever is less, plus accrued interest thereon to the date of prepayment.

                 (b)     Mandatory Prepayment For Borrowing Base Deficiency.
        In the event the Total Outstandings ever exceed the Borrowing Base as determined by Banks pursuant to Section 7(b) hereof, the Borrower shall, within thirty (30) days after notification from the Administrative Agent, either (A) by instruments reasonably satisfactory in form and substance to the Administrative Agent, provide Administrative Agent with collateral with value and quality in amounts satisfactory to the Majority Banks in their discretion in order to increase the Borrowing Base by an amount at least equal to such excess, or (B) prepay, without premium or penalty, the principal amount of the Revolving Notes in an amount at least equal to such excess plus accrued interest thereon to the date of prepayment.

        10. REPRESENTATIONS AND WARRANTIES. In order to induce the Banks to enter into this Agreement, the Borrower and Guarantor hereby, jointly and severally, represent and warrant to the Banks (which representations and warranties will survive the delivery of the Notes) that:

                 (a) Creation and Existence. Borrower and each Guarantor and each of their Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction in which they are incorporated and are duly qualified as a foreign corporation in all jurisdictions wherein failure to qualify may result in a Material Adverse Effect. Borrower, each Guarantor and each of their Subsidiaries have all power and authority to own their respective properties and assets and to transact the business in which each is engaged.

                 (b) Power and Authority. The Borrower is duly authorized and empowered to create and issue the Notes; and Borrower and each Guarantor are each duly authorized and empowered to execute, deliver and perform the Loan Documents, including this Agreement; and all corporate and other action on Borrower's part requisite for the due creation and issuance of the Notes on the part of Borrower and each Guarantor and for the due execution, delivery and performance of the Loan Documents, including this Agreement, has been duly and effectively taken.

                 (c) Binding Obligations. This Agreement does, and the Notes and other Loan Documents, upon their creation, issuance, execution and delivery, will constitute valid and binding obligations of Borrower and each Guarantor, enforceable in accordance with their respective terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or similar debtor relief laws, now or hereafter in effect and relating to or affecting the enforcement of creditor's rights generally).

                 (d) No Legal Bar or Resultant Lien. The execution, delivery and performance of the Notes and the Loan Documents, including this Agreement, do not and will not, to the best of Borrower's and each Guarantor's knowledge violate any provisions of any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which the Borrower, each Guarantor or any of their Subsidiaries is subject, or result in the creation or imposition of any lien or other encumbrance upon any assets or properties of Borrower, each Guarantor or any of their Subsidiaries, other than those contemplated by this Agreement.

                 (e) No Consent. The execution, delivery and performance by the Borrower and each Guarantor of the Notes and the Loan Documents, including this Agreement, do not require the consent or approval of any other Person or entity, including, without limitation, any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof except for consents required for federal, state and, in some instances, private leases, right of ways and other conveyances or encumbrances of oil and gas leases (all of which consents have been or will be obtained by the Borrower to the extent usually obtained in accordance with industry customs and standards).

                 (f) Financial Condition. The Financial Statements of Borrower dated March 31, 1996, and the Financial Statement of Alexander dated March 31, 1996, which have been delivered to Banks, are complete and correct in all material respects, and fully and accurately reflect in all material respects the financial condition and results of the operations of Borrower and Alexander as of the date or dates and for the period or periods stated. No change has since occurred in the condition, financial or otherwise, of the Borrower or Alexander which is reasonably expected to have a Material Adverse Effect, except as disclosed to the Banks in Schedule "2" attached hereto.

                 (g) Liabilities. Neither Borrower nor either Guarantor nor any Subsidiary of Borrower or either Guarantor has any material (individually or in the aggregate) liability, direct or contingent, except as disclosed to the Banks in the Financial Statements or on Schedule "3" attached hereto. No unusual or unduly burdensome restrictions, restraints or hazards exist by contract, law or governmental regulation or otherwise relative to the business, assets or properties of Borrower, either Guarantor or any Subsidiary of Borrower or Guarantor which is reasonably expected to have a Material Adverse Effect.

                 (h) Litigation. Except as described in the Financial Statements, or as otherwise disclosed to the Banks in Schedule "4" attached hereto, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of the officers of Borrower or either

        Guarantor, threatened against or affecting Borrower, either Guarantor or any of their Subsidiaries which involves the possibility of any judgment or liability not fully covered by insurance, and which is reasonably expected to have a Material Adverse Effect.

                 (i) Taxes; Governmental Charges. The Borrower, each Guarantor and each of their Subsidiaries have filed all tax returns and reports required to be filed and have paid all taxes, assessments, fees and other governmental charges levied upon them or their assets, properties or income which are due and payable, including interest and penalties, the failure of which to pay could reasonably be expected to have a Material Adverse Effect, except such as are being contested in good faith by appropriate proceedings and for which adequate reserves for the payment thereof as required by GAAP has been provided and levy and execution thereon have been stayed and continue to be stayed.

                 (j) Titles, Etc. The Borrower and OK have good and defensible title to all of the Collateral, free and clear of all Liens or other encumbrances except Permitted Liens. The Borrower, each Guarantor and each of their Subsidiaries have good and defensible title to all of their other assets except for defects which are not reasonably expected to have a Material Adverse Effect, free and clear of all liens except Permitted Liens.

                 (k) Defaults. Neither Borrower, either Guarantor nor any of their Subsidiaries is in default and no event or circumstance has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other agreement or instrument to which Borrower, either Guarantor or any of their Subsidiaries is a party in any respect that would be reasonably expected to have a Material Adverse Effect. No Event of Default hereunder has occurred and is continuing.

                 (l) Casualties; Taking of Properties. Since the dates of the latest Financial Statements of the Borrower and Alexander delivered to Banks, neither the business nor the assets or properties of Borrower or Alexander has been affected (to the extent it is reasonably likely to cause a Material Adverse Effect), as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy.

                 (m) Use of Proceeds; Margin Stock. The proceeds of the Loans hereunder will be used by the Borrower for the purposes of (i) refinancing existing indebtedness and (ii) general corporate purposes. Neither Borrower, Guarantors nor any of their Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation U.

                 Neither Borrower, Guarantors nor any of their Subsidiaries nor any Person or entity acting on behalf of them has taken or will take any action which might cause the Loans hereunder or any of the Loan

        Documents, including this Agreement, to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

                 (n) Location of Business and Offices. The principal place of business and chief executive offices of the Borrower and the Guarantors are located at the address stated in Section 16 hereof.

                 (o) Compliance with the Law. To the best of the Borrower's and Guarantors' knowledge neither Borrower, Guarantors nor any of their Subsidiaries:

                         (i) is violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which Borrower, Guarantors or any of their Subsidiaries or any of their assets or properties is subject; or

                         (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its assets or properties or the conduct of Borrower's, Guarantors' or any of their Subsidiary's business;

        which violation or failure is reasonably expected to have a Material Adverse Effect.

                 (p) No Material Misstatements. No information, exhibit or report furnished by Borrower or Guarantors to the Banks in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

                 (q) Not A Utility. Neither Borrower nor either Guarantor is an entity engaged in the State of Texas in the (i) generation, transmission or distribution and sale of electric power; (ii) transportation, distribution and sale through a local distribution system of natural or other gas for domestic, commercial, industrial, or other use; (iii) provision of telephone or telegraph service to others;
        (iv) production, transmission or distribution and sale of steam or water; (v) operation of a railroad or (vi) provision of sewer service to others.

                 (r) ERISA. The Borrower, each Guarantor and each of their Subsidiaries are in compliance in all material respects with the applicable provisions of ERISA, and no "reportable event", as such term is defined in Section 403 of ERISA, has occurred with respect to any Plan of Borrower or Guarantors.

                 (s) Public Utility Holding Company Act. Neither Borrower, either Guarantor nor any of their Subsidiaries is a "holding company", or "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                 (t) Subsidiaries. As of the Effective Date, OK will be the only subsidiary of Borrower. As of such date, OK has the one Subsidiary, Boomer.

                 (u) Environmental Matters. Except as disclosed on Schedule "5", neither Borrower, either Guarantor nor any of their Subsidiaries (i) has received notice or otherwise learned of any Environmental Liability which would be reasonably likely to individually or in the aggregate have a Material Adverse Effect arising in connection with (A) any non-compliance with or violation of the requirements of any Environmental Law or (B) the release or threatened release of any toxic or hazardous waste into the environment (ii) has notice of any threatened or actual liability in connection with the release or notice of any threatened release of any toxic or hazardous waste into the environment which would be reasonably likely to individually or in the aggregate have a Material Adverse Effect or
        (iii) has received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste into the environment for which Borrower, either Guarantor any or any of their Subsidiaries is or may be liable which may reasonably be expected to result in a Material Adverse Effect.

                 (v) Liens. Except for Permitted Liens, the assets and properties, including the Collateral, of the Borrower and each Guarantor are free and clear of all Liens and encumbrances.

                 (w) Negative Pledge. All of the Borrower's and OK's assets, including but not limited to, the Oil and Gas Properties, will be either mortgaged or negatively pledged to the Administrative Agent or the Banks on the Effective Date.

                 (x) Solvency. As of the Effective Date, no obligation shall have been incurred by Borrower or either of the Guarantors pursuant to any Loan Document, or any document executed in connection therewith with the intent to hinder, delay, disturb or defraud creditors of Borrower or either of the Guarantors and neither Borrower nor either of the Guarantors (i) shall be insolvent (within the meaning of Section 101(29) of the United States Bankruptcy Code, as amended, or
        Section 2 of the Uniform Fraudulent Transfers Act) or will become insolvent (after giving effect to the transactions contemplated in any Loan Documents) as a result of the incurrence of such obligation; (ii) shall be engaged in any business or transaction with unreasonably small capital (after giving effect to the transactions contemplated in any Loan Document); or (iii) shall be unable to perform its obligations and commitments (contingent and otherwise) as they mature in the normal course of business.

        11.      CONDITIONS OF LENDING.

                 (a) The effectiveness of this Agreement and the obligation of the Banks to make the initial Advance under the Revolving Commitment and the Term Loan shall be subject to the following conditions precedent:

                         (i)      Execution and Delivery.  (A)      The
                 Borrower shall have executed and delivered to Administrative Agent the Notes, the Security Instruments, and other required Loan Documents, all in form and substance satisfactory to Administrative Agent, and (B) each Guarantor shall have executed and delivered to the Administrative Agent its Loan Documents, and other required Loan Documents (including, without limitation, its Guaranty in the form of Exhibit "D" hereto), all in form and substance satisfactory to the Administrative Agent;

                         (ii) Legal Opinion. Administrative Agent shall have received from Borrower's and Guarantor's legal counsel a favorable legal opinion in form and substance satisfactory to it (i) as to the matters set forth in Subsections (a), (b),
                 (c), (d), (e) and (h) of Section 10 hereof and (ii) as to such other matters as Administrative Agent or its counsel may reasonably request;

                         (iii) Corporate Resolutions. Administrative Agent shall have received appropriate certified corporate resolutions of Borrower and each Guarantor;

                         (iv) Good Standing. Administrative Agent shall have received evidence of existence and good standing for Borrower and each Guarantor;

                         (v) Incumbency. Administrative Agent shall have received a signed certificate of the Secretaries of Borrower and each Guarantor, certifying the names of each of the officers of Borrower and Guarantor authorized to sign Loan Documents on behalf of Borrower and each Guarantor, together with the true signatures of each such officer. Administrative Agent may conclusively rely on such certificate until Administrative Agent receives a further certificate of the Secretary of Borrower or either Guarantor canceling or amending the prior certificate and submitting signatures of the officers named in such further certificate;

                         (vi) Articles of Incorporation and Bylaws. Administrative Agent shall have received copies of the Articles of Incorporation of Borrower and each Guarantor and all amendments thereto, certified by the Secretaries of State of the state of Borrower's and each Guarantor's incorporation, and a copy of the bylaws of Borrower and each Guarantor and all amendments thereto, certified by the Secretaries of Borrower and each Guarantor as being true, correct and complete;

                         (vii)    Closing of Alexander Transaction.
                 Administrative Agent shall have received a copy of the Certificate of Merger issued by the Secretary of State of the State of Delaware indicating the completion and closing of the transaction described in that certain Agreement and Plan of Merger dated as of June 6, 1996, as amended as of June 20, 1996, by and between Borrower and Alexander, said closing to be consummated in substantially the manner described in such Plan and Agreement of Merger on or before August 31, 1996;

                         (viii) Equity. Administrative Agent shall have received satisfactory evidence of cash equity contributions into Borrower of at least $12,500,000.

                         (ix)     Payment of Other Indebtedness.
                 Administrative Agent shall have received satisfactory evidence that all amounts due from Alexander to (i) John Hancock pursuant to a Note Agreement dated as of June 6, 1988 as amended, and (ii) to CIBC pursuant to a Credit Agreement dated as of November 14, 1994, as amended, have been paid in full by Borrower;

                         (x) Fees. Administrative Agent and Syndication Agent shall have received payment of all fees due at Closing;

                         (xi) Environmental Report. The Administrative Agent shall have received one or more environmental reports covering the Oil and Gas Properties, such reports to be in form and substance satisfactory to Administrative Agent;

                         (xii)    Payment of Certain Expenses.  The
                 Administrative Agent shall have received satisfactory evidence that all invoices for outside land consultants hired in connection with the review of title to the Oil and Gas Properties have been paid in full;

                         (xiii) SEC Filings. The Administrative Agent shall have received copies of all filings made by Borrower with the Securities and Exchange Commission prior to the Effective Date;

                         (xiv)    Representation and Warranties.  The
                 representations and warranties of Borrower and Guarantors under this Agreement are true and correct in all material respects as of the Effective Date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);

                         (xv) No Event of Default. No Event of Default shall have occurred and be continuing nor shall any event have occurred or failed to occur which, with the passage of time or service of notice, or both, would constitute an Event of Default;

                         (xvi) Other Documents. Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as Administrative Agent or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to Administrative Agent; and

                         (xvii) Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to counsel for Administrative Agent retained at the expense of the Borrower.

                 (b) The obligation of the Banks to make any Advance (including the initial Advance) on the Revolving Commitment and the Term Loan shall be subject to the following additional conditions precedent that, at the date of making each such Advance and after giving effect thereto:

                         (i) Execution and Delivery. The Borrower shall have executed and delivered to Administrative Agent any additional Notes from which Advances are sought and other required documents, all in form and substance satisfactory to Administrative Agent;

                         (ii)     Representation and Warranties.  The
                 representations and warranties of Borrower and Guarantors under this Agreement are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);

                         (iii) No Event of Default. No Event of Default shall have occurred and be continuing nor shall any event have occurred or failed to occur which, with the passage of time or service of notice, or both, would constitute an Event of Default;

                         (iv) Other Documents. Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as Administrative Agent or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to Administrative Agent; and

                         (v) Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to counsel for Administrative Agent retained at the expense of the Borrower.

        12. AFFIRMATIVE COVENANTS. A deviation from the provisions of this Section 12 shall not constitute an Event of Default under this Agreement if such deviation is consented to in writing by Majority Banks. Without the prior written consent of Majority Banks, the Borrower, the Guarantors and each of the Subsidiaries of Borrower and Guarantors will at all times comply with the covenants contained in this Section 12 from the date hereof and for so long as the Revolving Commitment is in existence or any part of the Revolving Loan or the Term Loan is outstanding or any other amounts owed by the Borrower or the Guarantors under the Loan Documents remain unpaid.

                 (a) Financial Statements and Reports. Borrower shall promptly furnish to Administrative Agent from time to time upon request such information regarding the business and affairs and financial condition of Borrower, Guarantors and their Subsidiaries, as Administrative Agent may reasonably request, and will furnish to Administrative Agent:

                         (i) Annual Audited Financial Statements. As soon as available, and in any event within ninety (90) days after the close of each fiscal year, the annual audited consolidated Financial Statements of Borrower, prepared in accordance with GAAP, accompanied by an unqualified opinion rendered by an independent accounting firm reasonably acceptable to Administrative Agent;

                         (ii) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each calendar quarter of each year (except the last calendar quarter of any fiscal year), the quarterly unaudited consolidated Financial Statements of Borrower, prepared in accordance with GAAP;

                         (iii) Report on Properties. As soon as available and in any event on or before November 1 and May 1 of each calendar year, and at such other times as any Bank, in accordance with Section 7 hereof, may request, the engineering reports required to be furnished to the Banks under such
                 Section 7 on the Oil and Gas Properties;

                         (iv) Budget. Contemporaneously with the delivery of the semi-annual engineering reports required above in Subsection 12(a)(iv), provide a budget for Borrower and each Guarantor setting forth all anticipated material sources and uses of funds for the succeeding twelve (12) months; and

                         (v) SEC Reports. As soon as available, and in any event within five (5) days after filing, furnish the Administrative Agent with copies of all filings made by Borrower with the Securities and Exchange Commission;

                         (vi) Quarterly Hedging Reports. Borrower shall furnish to the Administrative Agent within forty-five (45) days of the end of each quarter, a report of forward sales of crude oil and natural gas by Borrower and Guarantors, said information to be provided for both the subject period and on an appropriate basis for all such forward sales;

                         (vii) Additional Information. Promptly upon request of Administrative Agent from time to time any additional financial information or other information that Administrative Agent may reasonably request.

        All such reports, information, balance sheets and Financial Statements referred to in Subsection 12(a) above shall be in such detail as Administrative Agent may reasonably request and shall be prepared in a manner consistent with the Financial Statements.

                 (b) Certificates of Compliance. Concurrently with the furnishing of the annual audited Financial Statements pursuant to Subsection 12(a)(i) hereof and the quarterly unaudited Financial Statements pursuant to Subsection 12(a)(ii) hereof, Borrower will furnish or cause to be furnished to Administrative Agent a certificate in the form of Exhibit "E" attached hereto, signed by the President of Borrower (i) stating that Borrower and each Guarantor have fulfilled in all material respects their obligations under the Notes and the Loan Documents, including this Agreement, and that all representations and warranties made herein and therein continue (except to the extent they relate solely to an earlier date) to be true and correct in all material respects (or specifying the nature of any change), or if an Event of Default has occurred, specifying the Event of Default and the nature and status thereof; (ii) to the extent requested from time to time by Administrative Agent, specifically stating compliance of Borrower and each Guarantor in all material respects with any of their representations (except to the extent they relate solely to an earlier date) or obligations under said instruments; (iii) setting forth the computation, in reasonable detail as of the end of each period covered by such certificate, of compliance with (on a consolidation basis) Sections 13(b), 13(c), and 13(d) and (iv) containing or accompanied by such financial or other details, information and material as Administrative Agent may reasonably request to evidence such compliance.

                 (c) Accountants' Certificate. Concurrently with the furnishing of the annual audited Financial Statement pursuant to
        Section 12(a)(i) hereof, the Borrower will furnish a statement from the firm of independent public accountants which prepared such Financial Statement to the effect that nothing has come to their attention to cause them to believe that there existed on the date of such statements any Event of Default and specifically calculating Borrower's compliance with Sections 13(b), 13(c) and 13(d) of this Agreement.

                 (d) Taxes and Other Liens. The Borrower and each Guarantor shall, and shall cause each of their Subsidiaries to, pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon such entities or upon the income or any assets or property of such parties as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien or other encumbrance upon any or all of the assets or property of such parties and which could reasonably be expected to result in a Material Adverse Effect; provided, however, that neither Borrower, either Guarantor nor any of their Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted, levy and execution thereon have been stayed and continue to be stayed, and such Borrower, Guarantor or Subsidiary, as the case may be, shall have established adequate reserves therefor, if required, under GAAP.

                 (e) Compliance with Laws. The Borrower, each Guarantor and each of their Subsidiaries will observe and comply, in all material respects, with all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations of the federal and all state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign.

                 (f) Further Assurances. The Borrower and each Guarantor will promptly cure any defects in the creation and issuance of the Notes and the execution and delivery of the Notes and the Loan Documents, including this Agreement. The Borrower and each Guarantor at their sole expense will promptly execute and deliver to Administrative Agent, upon its reasonable request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements in this Agreement, or required to correct any omissions in the Notes or more fully to state the obligations set out herein.

                 (g) Performance of Obligations. The Borrower will pay the Notes and other obligations incurred by it hereunder according to the reading, tenor and effect thereof and hereof and the Borrower and each Guarantor will do and perform every act and discharge all of the obligations provided to be performed and discharged by the Borrower or the Guarantor under the Loan Documents, including this Agreement, at the time or times and in the manner specified.

                 (h) Insurance. The Borrower and each Guarantor now maintain and will continue to maintain insurance with financially sound and reputable insurers with respect to its assets against such liabilities, fires, casualties, risks and contingencies and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated. Upon request of Administrative Agent, the Borrower and each Guarantor will furnish or cause to be furnished to Administrative Agent from time to time a summary of the respective insurance coverage of the Borrower and each Guarantor in form and substance satisfactory to Administrative Agent, and, if requested, will furnish Administrative Agent copies of the applicable policies. Upon demand by Administrative Agent, any such insurance policies covering any such property shall be endorsed (i) to name Administrative Agent as loss payee thereunder, (ii) to provide that such policies may not be canceled, reduced or affected in any manner for any reason without fifteen (15) days prior notice to Administrative Agent (iii) to provide for insurance against fire, casualty and other hazards normally insured against, in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated business and properties) of the property insured and (iv) to provide for such other matters as Administrative Agent may reasonably require. The Borrower and each Guarantor shall at all times maintain adequate insurance with respect to all of their assets, including but not limited to, the Oil and Gas Properties or any collateral against their liability for injury to persons or property, which insurance shall be by financially sound and reputable insurers and shall without limitation provide the following coverages: comprehensive general liability (including coverage for damage to underground resources and equipment, damage caused by blowouts or cratering, damage caused by explosion, damage to underground minerals or resources caused by saline substances, broad form property damage coverage, broad form coverage for contractually assumed liabilities and broad form coverage for acts of independent contractors), worker's compensation and automobile liability. The Borrower and OK shall at all times maintain cost of control of well insurance with respect to the Oil and Gas Properties which shall insure the Borrower and OK against liability for seepage and pollution expense if deemed economical in the reasonable discretion of the Borrower or OK, as the case may be, redrilling expense, and cost of control of well, fires, blowouts, etc. Additionally, the Borrower and each Guarantor shall at all times maintain adequate insurance with respect to all of its other assets and wells in accordance with prudent business practices.

                 (i) Accounts and Records. The Borrower and each Guarantor will keep books, records and accounts in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities, prepared in a manner consistent with prior years, subject to changes suggested by either Borrower's or one of the Guarantor's auditors.

                 (j) Right of Inspection. The Borrower and each Guarantor will permit any officer, employee or agent of the Banks upon three (3) days prior notice to examine the Borrower's or each Guarantor's books, records and accounts, and take copies and extracts therefrom, all at such reasonable times during normal business hours and as often as the Banks may reasonably request. The Banks will keep all such information confidential and will not without the Borrower's or Guarantors' (as the case may be) prior written consent disclose or reveal the information or any part thereof to any person other than the Banks' officers, employees, legal counsel, regulatory authorities or advisors to whom it is necessary to reveal such information for the purpose of effectuating the agreements and undertakings specified herein or as otherwise required by law or in connection with the enforcement of Banks' and Administrative Agent's rights and remedies under the Notes, the Security Instruments, including this Agreement and the other Loan Documents.

                 (k) Notice of Certain Events. The Borrower shall promptly notify the Administrative Agent if Borrower or either Guarantor learn of the occurrence of (i) any event which constitutes an Event of Default together with a detailed statement by Borrower or such Guarantor of the steps being taken to cure the Event of Default; (ii) any legal, judicial or regulatory proceedings affecting Borrower or either Guarantor, or any of the assets or properties of Borrower or either Guarantor which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (iii) any dispute between Borrower or either Guarantor and any governmental or regulatory body or any other Person or entity which, if adversely determined, might reasonably be expected to cause a Material Adverse Effect or (iv) any other matter which in Borrower's reasonable opinion could have a Material Adverse Effect.

                 (l) ERISA Information and Compliance. The Borrower will promptly furnish to Administrative Agent immediately upon becoming aware of the occurrence of any "reportable event", as such term is defined in Section 4043 of ERISA, or of any "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code of 1954, as amended, in connection with any Plan or any trust created thereunder, a written notice signed by the Trustee or the chief financial officer of Borrower, either Guarantor or the appropriate Subsidiary specifying the nature thereof, the action Borrower, such Guarantor or the appropriate Subsidiary is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto.

                 (m) Environmental Reports and Notices. The Borrower will deliver to the Administrative Agent (i) promptly upon its becoming available, one copy of each report sent by Borrower or either Guarantor or any Subsidiary to any court, governmental agency or instrumentality pursuant to any Environmental Law (ii) notice, in writing, promptly upon Borrower's or either Guarantor's or any Subsidiary's receipt of notice or otherwise learning of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with (x) the non-compliance with or violation of the requirements of any Environmental Law which reasonably could be expected to have a Material Adverse Effect or (y) the release or threatened release of any toxic or hazardous waste into the environment which reasonably could be expected to have a Material Adverse Effect or which release the Borrower or either Guarantor or any Subsidiary would have a duty to report to any court or government agency or instrumentality or (iii) notice of the existence of any Environmental Lien on any properties or assets of Borrower or either Guarantor or any Subsidiary and Borrower shall immediately deliver a copy of any such notice to Administrative Agent.

                 (n) Compliance and Maintenance. The Borrower and each Guarantor will, and will cause each of their Subsidiaries to, (i) observe and comply in all material respects with all Environmental Laws; (ii) except as provided in Subsections 12(p) and 12(q) below, maintain the Oil and Gas Properties and other assets and properties in good and workable condition at all times and make all repairs, replacements, additions, betterments and improvements to the Oil and Gas Properties and other assets and properties as are needed and proper so that the business carried on in connection therewith may be conducted properly and efficiently at all times in the opinion of the Borrower or the appropriate Guarantor exercised in good faith; (iii) take or cause to be taken whatever actions are necessary or desirable to prevent a default by either Borrower or either Guarantor under the provisions of any gas purchase or sales contract or any other contract, agreement or lease comprising a part of the Oil and Gas Properties or other collateral security hereunder which default could reasonably be expected to result in a Material Adverse Effect and (iv) furnish Administrative Agent upon request evidence satisfactory to Administrative Agent that there are no Liens, claims or encumbrances on the Oil and Gas Properties, except Permitted Liens.

                 (o) Operation of Properties. Except as provided in Subsection 12(p) and (q) below, the Borrower and each Guarantor will operate, or use reasonable efforts to cause to be operated, all Oil and Gas Properties in a careful and efficient manner in accordance with the practice of the industry and in compliance in all material respects with all applicable laws, rules, and regulations and in compliance in all material respects with all applicable proration and conservation laws of the jurisdiction in which the properties are situated, and all applicable laws, rules and regulations, of every other agency and authority from time to time constituted to regulate the development and operation of the properties and the production and sale of hydrocarbons and other minerals therefrom; provided, however, that the Borrower or either Guarantor, as the case may be, shall have the right to contest in good faith by appropriate proceedings, the applicability or lawfulness of any such law, rule or regulation and pending such contest may defer compliance therewith, as long as such deferment shall not subject the properties or any part thereof to foreclosure or loss.

                 (p) Compliance with Leases and Other Instruments. The Borrower and each Guarantor will pay or cause to be paid and discharge all rentals, delay rentals, royalties, production payment and indebtedness required to be paid by the Borrower or such Guarantor, as the case may be (or required to keep unimpaired in all material respects the rights of the Borrower or the Guarantor in Oil and Gas Properties), accruing thereunder and perform or cause to be performed in all material respects each and every act, matter or thing required of the Borrower or either Guarantor by each and all of the assignments, deeds, leases, subleases, contracts and agreements in any way relating to the Borrower or either Guarantor or any of the Oil and Gas Properties and do all other things necessary of the Borrower or the appropriate Guarantor to keep unimpaired in all material respects the rights of the Borrower or the appropriate Guarantor thereunder and to prevent the forfeiture thereof or default thereunder; provided, however, that nothing in this Agreement shall be deemed to require the Borrower or any Guarantor to perpetuate or renew any oil and gas lease or other lease by payment of rental or delay rental or by commencement or continuation of operations nor to prevent the Borrower or either Guarantor from abandoning or releasing any oil and gas lease or other lease or well thereon when, in any of such events, in the opinion of the Borrower or such Guarantor exercised in good faith, it is not in the best interest of the Borrower or such Guarantor to perpetuate the same.

                 (q) Certain Additional Assurances Regarding Maintenance and Operations of Properties. With respect to those Oil and Gas Properties which are being operated by operators other than the Borrower or either Guarantor, the Borrower or such Guarantor, as the case may be, shall not be obligated to perform any undertakings contemplated by the covenants and agreement contained in Subsections 12(n) or 12(o) hereof which are performable only by such operators and are beyond the control of the Borrower or such Guarantor; provided, however that the Borrower and the Guarantor agree to promptly take all reasonable actions available under any operating agreements or otherwise to bring about the performance of any such material undertakings required to be performed thereunder.

                 (r) Sale of Certain Assets/Prepayment of Proceeds. The Borrower will immediately pay over to Administrative Agent for the ratable benefit of the Banks as a prepayment 100% of the proceeds (net of income taxes attributable thereto and direct costs of sale) in excess of $250,000 in the aggregate for any calendar year received by the Borrower or either Guarantor from the sale of the Oil and Gas Properties. Any such prepayment shall be applied first to the principal of the Revolving Note in an amount of up to the Borrowing Base value assigned to such Oil and Gas Properties at the most recent Borrowing Base redetermination, then to the principal of the Advance Note.

                 (s)     Yield Protection.

                         (i) All amounts payable by the Borrower or any Guarantor under the Loan Documents (whether principal, interest, fees, expenses or otherwise) to, or for the account of, each Bank not created or organized under the laws of the United States of America or a political subdivision thereof shall be paid in full, free of any deductions or withholdings for or on account of any Indemnified Taxes; as used herein, the term "Indemnified Taxes" means all taxes, assessments, fees, levies, imposts, duties, deductions, withholdings, stamp taxes, equalization taxes, capital transaction taxes, foreign exchange taxes or charges, or other charges of any nature whatsoever from time to time imposed by current or future law, statute, ordinance, regulation, order, writ injunction or decree (as the same may be amended from time to time) of the United States of

                 America or a political subdivision thereof other than taxes on the overall net income of, or franchise taxes related to, any Bank by the jurisdiction either of such Bank's incorporation or in which its relevant lending office is located. If the Borrower or either Guarantor is prohibited by law from paying any such deductions and withholdings, then (at the same time and in the same manner that such original amount is otherwise due under the Loan Documents) the Borrower or such Guarantor shall pay to such Bank such additional amount as may be necessary in order that the actual amount received by such Bank after deduction or withholding (and after payment of any additional Indemnified Taxes due as a consequence of the payment of such additional amount) will equal that which such Bank would have received if such deduction or withholding were not made; provided, however, that the Borrower or such Guarantor shall not be required to pay such additional amount to any such Bank to the extent such amount relates to any withholding, deduction or Indemnified Taxes required by law but not covered by the latest IRS form, if any, of such Bank delivered under Section 12(s)(v).

                         (ii) The Borrower or each Guarantor shall pay directly to the appropriate taxing authority or tribunal any and all Indemnified Taxes, filing and other fees, and charges imposed by virtue of any change of any law or the promulgation of any new law (or the interpretation or administration thereof by any court, agency or tribunal, whether or not having the force of law) on or with respect to any aspect of the transactions contemplated by the Loan Documents, the execution and delivery of the Loan Documents, or with respect to any Bank. The Borrower and each Guarantor shall hold each Bank and Administrative Agent free and harmless from any loss, costs, claim, liability or expense relating to any delay or failure by the Borrower or either Guarantor to make any such payment, and shall reimburse each Bank and Administrative Agent upon demand for any Indemnified Taxes, filing or other fees, or charges paid by them in connection herewith.

                         (iii) Each Bank shall notify the Borrower through Administrative Agent within a reasonable time of becoming aware that conditions exist (through change in applicable laws, the promulgation of any new law, the interpretation or application thereof or otherwise) which may result in the Borrower and any Guarantor becoming obligated under this
                 Section 12(s) to pay additional amounts to such Bank hereunder; provided that the failure of any Bank to so notify the Borrower and Administrative Agent shall not impair or diminish any of Borrower's or either Guarantor's obligations hereunder.

                         (iv) If the Borrower or any Guarantor, as the case may be, shall make any deductions or withholdings from amounts payable under the Loan Documents or shall pay any Indemnified Taxes under this Section 12(s), then the Borrower or such Guarantor, as the case may be, shall, within thirty (30) days after taking such action, furnish to Administrative Agent official receipts or other evidence acceptable to Administrative Agent evidencing such deduction, withholding or payment.

                         (v) Each Bank not created or organized under the laws of the United States of America or a political subdivision thereof may deliver to Administrative Agent two
                 (2) executed copies of Form 1001 of the Internal Revenue Service of the United States of America (hereinafter referred to as the "IRS") or two (2) copies of IRS Form 4224 evidencing that such Bank is entitled to receive payments of interest hereunder either without deduction or withholding of United States federal income tax or, as the case may be, subject to such deduction or withholding at the rate specified by such Bank. Each such Bank hereby undertakes to deliver to Administrative Agent and the Borrower revised or substitute IRS forms before or promptly upon the occurrence of any event requiring a change in the most recent forms previously delivered by it to Administrative Agent and the Borrower. Non-delivery of any such form (or any subsequent form in respect of any changed conditions, as the case may be) by any such Bank as aforesaid shall entitle the Borrower, or Administrative Agent on the Borrower's behalf, to withhold and deduct from payments of interest payable to such Bank hereunder United States federal income tax thereon at the full rate (or at the limited rate most recently described hereunder by such Bank) applicable under the Internal Revenue Code of 1986 of the United States of America, as amended. In the event any such Bank claims an exemption under this Section 11(s) (and the Borrower or Administrative Agent shall be entitled to withhold or deduct, if at all, to the extent and on the basis of such claimed exemption) to which the appropriate taxing authority or tribunal subsequently determines that such Bank was not entitled, such Bank shall reimburse the Borrower or Administrative Agent any amounts the Borrower or Administrative Agent is required to pay to such authority or tribunal as a result thereof.

                         (vi) To the extent applicable, the parties intend for the provisions of this Section 12(s) to apply and protect each Bank from the consequences of its own negligence, whether or not that negligence is the sole, contributing or concurring cause of any covered loss, cost, claims, liability or expense indemnified hereunder.

                 (t) Title Matters. Within ninety (90) days after the date of this Agreement, Borrower and/or OK shall provide additional title opinions and title information on the Oil and Gas Properties listed on Schedule "6" hereto. As to any Oil and Gas Properties hereafter mortgaged to Administrative Agent for the ratable benefit of the Banks, Borrower or OK, as the case may be, will promptly (but in no event more than sixty (60) days following such mortgaging), furnish Banks with title opinions and/or title information reasonably satisfactory to Administrative Agent showing good and defensible title to such Oil and Gas Properties subject only to Permitted Liens.

                 (u) Curative Matters. Within one hundred twenty (120) days after the date hereof with respect to matters listed on Schedule "7" and, thereafter, within ninety (90) days after receipt by Borrower from Administrative Agent or its counsel of written notice of title defects the Administrative Agent reasonable requires to be cured, Borrower and/or OK shall either (i) provide such curative information, in form and substance satisfactory to Administrative Agent or (ii) substitute Oil and Gas Properties of value and quality satisfactory to Administrative Agent for all of Oil and Gas Properties for which such title curative was requested but upon which Borrower or OK, as the case may be, elected not to provide such title curative information, and, within ninety (90) days of such substitution, provide title opinions or title information satisfactory to Administrative Agent covering the Oil and Gas Properties so substituted.

        13.      NEGATIVE COVENANTS.  A deviation from the provisions of this
Section 13 shall not constitute an Event of Default under this Agreement if such deviation is consented to in writing by Majority Banks. Without the prior written consent of Majority Banks, the Borrower, the Guarantors and each of the Subsidiaries of the Borrower and the Guarantors will at all times comply with the covenants contained in this Section 13 from the date hereof and for so long as the Revolving Commitment is in existence or any part of the Revolving Loan or the Term Loan is outstanding or any other amounts owed by the Borrower or either of the Guarantors under the Loan Documents remain unpaid.

                 (a) Negative Pledge. Neither Borrower, either Guarantor nor any Subsidiaries of Borrower or either Guarantor shall without the prior written consent of the Banks:

                         (i) create, incur, assume or permit to exist any Lien, security interest or other encumbrance on any of its assets or properties except Permitted Liens; or

                         (ii) sell, lease, transfer or otherwise dispose of, in any fiscal year, any of its assets, except for sales, leases, transfers or other disposition made in the ordinary course of the Borrower's and Guarantors' oil and gas businesses which do not exceed $250,000 in the aggregate in any fiscal year.

                 (b) Current Ratio. The Borrower will not allow its Current Ratio to be less than 1.0 to 1.0 as of the end of any fiscal quarter.

                 (c) Minimum Tangible Net Worth. The Borrower's consolidated Tangible Net Worth shall not, as of the end of any fiscal quarter, ever be less than $55,000,000; provided, however, that such amount shall be reduced dollar for dollar for any non-cash write down of the Oil and Gas Properties required by GAAP.

                 (d) Debt Service Coverage Ratio. The Borrower will not allow its consolidated Debt Service Coverage Ratio to be less than 1.10 to 1.0 as of the end of any fiscal quarter.

                 (e) Consolidations and Mergers. Neither Borrower nor either Guarantor shall, nor shall they permit any of their Subsidiaries to, consolidate or merge with or into any other Person, except that Borrower, either Guarantor and any of their Subsidiaries may merge with another Person if the Borrower, either Guarantor or any such Subsidiary is the corporation surviving such merger and if, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

                 (f) Debts, Guaranties and Other Obligations. Neither the Borrower nor either Guarantor shall, nor shall they permit any of their Subsidiaries to, incur, create, assume or in any manner become or be liable in respect of any indebtedness, nor shall the Borrower or either Guarantor (nor shall they permit any of their Subsidiaries to) guarantee or otherwise in any manner become or be liable in respect of any indebtedness, liabilities or other obligations of any other person or entity, whether by agreement to purchase the indebtedness of any other person or entity or agreement for the furnishing of funds to any other person or entity through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other person or entity, or otherwise, except that the foregoing restrictions shall not apply to:

                         (i) the Notes and any renewals or increases thereof or other indebtedness of the Borrower or any Guarantor created pursuant to the Loan Documents or those which have been heretofore disclosed to Banks in the Borrower's Financial Statements or on Schedule "8" hereto; or

                         (ii) taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and levy and execution thereon have been stayed and continue to be stayed; or

                         (iii) indebtedness (other than in connection with a loan or financing transaction) incurred in the ordinary course of business as such business is being conducted on the Effective Date; or

                         (iv) renewals and extensions of any or all of the foregoing.

                 (g) Dividends. Borrower will not declare or pay any cash dividends, or purchase, redeem or otherwise acquire for value any of its stock (common or preferred) now or hereafter outstanding, return any capital to stockholders or make any distribution of its assets to its stockholders as such; provided, however, that the foregoing restriction shall not apply to cash dividends paid on preferred stock after the Term Loan is paid in full, both principal and interest, and so long as no Event of Default has occurred and is continuing or would occur as a result of the payment of any such cash dividends.

                 (h) Loans and Advances. The Borrower and Guarantors shall not and shall not permit any Subsidiary to, make or permit to remain outstanding any loans or advances to or in any Person or entity, except that the foregoing restriction shall not apply to:

                         (i) loans or advances of the material details of which have been set forth in the Financial Statements to Borrower or Guarantors heretofore furnished to Bank or otherwise heretofore been disclosed to the Bank on Schedule "9" hereto; or

                         (ii) advances made, or accounts receivable created in the ordinary course of Borrower's or Guarantors' oil and gas businesses.

                 (i) Sale or Discount of Receivables. The Borrower and the Guarantors will not, and will not permit any Subsidiary to, discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any material portion of its notes receivable or accounts receivable other than in the ordinary course of business.

                 (j) Nature of Business. The Borrower and the Guarantors will not, nor will they permit any Subsidiary to, permit any material change to be made in the character of its business as carried on immediately following the merger referred to in Section 11(a)(vii) hereof.

                 (k) Transactions with Affiliates. The Borrower and the Guarantors will not, and they will not permit any Subsidiary to, enter into any transaction with any Affiliate, except transactions upon terms that are no less favorable to it than would be obtained in a transaction negotiated at arm's length with an unrelated third party.

                 (l) Hedging Transaction. The Borrower and the Guarantors will not, and they will not permit any Subsidiary to, enter into any transaction providing for hedging, forward sale or swap of crude oil or natural gas, except that the foregoing prohibition shall not apply to contracts which meet all of the following requirements:

                         (i) Hedging transactions not more than 75% of the Borrower's or OK's monthly production forecast for all of the Borrower's or OK's proved and producing oil properties pursuant to the Bank's most recent engineering evaluation (a copy of which will be provided to Borrower after each Determination Date) or not more than 75% of the Borrower's or OK's monthly production forecast of all of the Borrower's or OK's proved and producing gas properties pursuant to the Bank's most recent engineering evaluation; and

                         (ii) Contracts with maturities of 12 months or less.

                 (m) Investments. Neither Borrower nor either Guarantor shall, nor shall they permit any Subsidiary to, make any non-oil and gas investments (oil and gas investments shall include investments in the equity securities of oil and gas companies) in any Person or entity.

                 (n) Subsidiaries. Neither Borrower nor either Guarantor shall, nor shall they permit any Subsidiary to, invest in any additional Subsidiaries, or otherwise organize or acquire, any Subsidiaries after the Effective Date.

                 (o) Amendment to Articles of Incorporation or Bylaws. Neither Borrower nor either Guarantor will, nor will they permit any Subsidiary to, permit any amendment to, or any alteration of, the Articles of Incorporation or Bylaws of the Borrower, either Guarantor or any Subsidiary.

        14. EVENTS OF DEFAULT. Any one or more of the following events shall be considered an "Event of Default" as that term is used herein:

                 (a) The Borrower shall fail to pay when due or declared due the principal of, and the interest on, any of the Notes, or any fee or any other indebtedness of the Borrower incurred pursuant to this Agreement or any other Loan Document; or

                 (b) Any representation or warranty made by the Borrower or either Guarantor under this Agreement, or in any certificate or statement furnished or made to Administrative Agent pursuant hereto, or in connection herewith, or in connection with any document furnished hereunder, shall prove to be untrue in any material respect as of the date on which such representation or warranty is made (or deemed made), or any representation, statement (including financial statements), certificate, report or other data furnished or to be furnished or made by the Borrower or either Guarantor under any Loan Document, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified; or

                 (c) Default shall be made in the due observance or performance of any of the covenants or agreements of the Borrower or either Guarantor contained in the Loan Documents, including this Agreement or Default or Event of Default shall occur under any of the Loan Documents (excluding covenants contained in Section 13 of the Agreement for which there is no cure period) and such Default or Event of Default shall continue for more than thirty (30) days after notice thereof from Administrative Agent to Borrower; or

                 (d) Default shall be made in the due observance and performance of any of the covenants and agreement of the Borrower or either Guarantor contained in Section 13 of the Agreement; or

                 (e) Default shall be made in respect of any obligation for borrowed money, other than the Notes, for which the Borrower or either Guarantor are liable (directly, by assumption, as guarantor or otherwise), or any obligations secured by any mortgage, pledge or other security interest, lien, charge or encumbrance with respect thereto, on any asset or property of the Borrower or either Guarantor or in respect of any agreement relating to any such obligations, and such default shall continue beyond the applicable grace period, if any; or

                 (f) Either Borrower, either Guarantor or any of their Subsidiaries shall commence a voluntary case or other proceedings seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking an appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action authorizing the foregoing; or

                 (g) An involuntary case or other proceeding, shall be commenced against Borrower, either Guarantor, or any of their Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty
        (60) days or an order for relief shall be entered against Borrower, either Guarantor or any of their Subsidiaries under the federal bankruptcy laws as now or hereinafter in effect; or

                 (h) A final judgment or order for the payment of money in excess of $1,000,000 (or judgments or orders aggregating in excess of $1,000,000) shall be rendered against Borrower, either Guarantor or any of their Subsidiaries and such judgments or orders shall continue unsatisfied and unstayed for a period of thirty (30) days; or

                 (i) In the event the Total Outstandings shall at any time exceed the Borrowing Base established for the Revolving Notes, and the Borrower shall fail to comply with the provisions of Section 9(b) hereof; or

                 (j)     A Change of Management shall occur.

        Upon occurrence of any Event of Default specified in Subsections 13(f) and (g) hereof, the entire principal amount due under the Notes and all interest then accrued thereon, and any other liabilities of the Borrower hereunder, shall become immediately due and payable all without notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind, all of which are hereby expressly waived by the Borrower. In any other Event of Default, Administrative Agent, upon the request of Majority Banks, shall by notice to the Borrower declare the principal of, and all interest then accrued on, the Notes and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which the Borrower hereby expressly waives, anything contained herein or in the Note or Notes to the contrary notwithstanding. Nothing contained in this Section 14 shall be construed to limit or amend in any way the Events of Default enumerated in the Note or Notes, or any other Loan Document executed in connection with the transaction contemplated herein.

        Upon the occurrence and during the continuance of any Event of Default, the Banks are hereby authorized at any time and from time to time, without notice to the Borrower or either Guarantor (any such notice being expressly waived by the Borrower and each Guarantor), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any of the Banks to or for the credit or the account of the Borrower and either Guarantor against any and all of the indebtedness of the Borrower under the Notes and the Loan Documents, including this Agreement, irrespective of whether or not the Banks shall have made any demand under the Loan Documents, including this Agreement or the Notes and although such indebtedness may be unmatured. Any amount set-off by any of the Banks shall be applied against the indebtedness owed the Banks by the Borrower pursuant to this Agreement and the Notes. The rights of the Banks under this Section 14 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Banks may have. Within five (5) Business Days after any such set-off or appropriation by the Banks, the Banks shall give the Borrower or either Guarantor, as the case may be, written notice thereof. However, a failure to give such notice will not affect the validity of the set-off or appropriation.

        15. EXERCISE OF RIGHTS. No failure to exercise, and no delay in exercising, on the part of the Banks, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of the Banks hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of the Loan Documents, including this Agreement, or the Notes nor consent to departure therefrom, shall be effective unless in writing, and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other circumstances without such notice or demand.

        16. NOTICES. Any notices or other communications required or permitted to be given by this Agreement or any other documents and instruments referred to herein must be given in writing (which may be by facsimile transmission) and must be personally delivered or mailed by prepaid certified or registered mail to the party to whom such notice or communication is directed at the address of such party as follows: (a) BORROWER: NATIONAL ENERGY GROUP, INC., 4925 Greenville Avenue, Suite 1400, Dallas, Texas 75206, Facsimile No. (214) 692-9310, Attention: Miles D. Bender, President; (b)
GUARANTORS: c/o NEG-OK, INC., 4925 Greenville Avenue, Suite 1400, Dallas, Texas 75206, Facsimile No. (214) 692-9310, Attention: Miles D. Bender; (c)
BANKS: c/o ADMINISTRATIVE AGENT, BANK ONE, TEXAS, N.A., 1717 Main Street, Dallas, Texas 75201, Facsimile No. (214) 290-2627, Attention:

Wm. Mark Cranmer, Vice President; and (c) any Bank at its address shown on the signature page hereto and on any amendment hereto. Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered or delivered by facsimile as aforesaid or, if mailed, on the third day after it is mailed as aforesaid. Any party may change its address for purposes of this Agreement by giving notice of such change to the other party pursuant to this Section 16.

        17. EXPENSES. The Borrower shall pay (i) all reasonable and necessary out-of-pocket expenses of Administrative Agent, including reasonable fees and disbursements of counsel for Administrative Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any default or Event of Default or alleged default or Event of Default hereunder; (ii) all reasonable and necessary out-of-pocket expenses of Administrative Agent, including reasonable fees and disbursements of special counsel for Administrative Agent in connection with the preparation of any participation agreement for a participant or participants requested by the Borrower or any amendment thereof and (iii) if a Default or an Event of Default occurs and is continuing, all reasonable and necessary out-of-pocket expenses incurred by the Banks, including fees and disbursements of counsel, in connection with such default and Event of Default and collection and other enforcement proceedings resulting therefrom. Provided, however, that Administrative Agent's legal fees incurred in connection with the negotiation, title review and closing of the transaction described in this Agreement shall not exceed $125,000 plus expenses; provided further however that in the event of a material change in the transaction described in this Agreement, the counsel for the Administrative Agent shall have the right to negotiate with Borrower for additional compensation. The Borrower shall indemnify the Banks against any transfer taxes, document taxes, assessments or charges made by any governmental authority by reason of the execution, delivery and filing of the Loan Documents.

        18.      THE ADMINISTRATIVE AGENT AND THE BANKS.

                 (a) Appointment and Authorization. Each Bank hereby appoints Administrative Agent as its nominee and agent, in its name and on its behalf: (i) to act as nominee for and on behalf of such Bank in and under all Loan Documents; (ii) to arrange the means whereby the funds of Banks are to be made available to the Borrower under the Loan Documents; (iii) to take such action as may be requested by any Bank under the Loan Documents (when such Bank is entitled to make such request under the Loan Documents); (iv) to receive all documents and items to be furnished to Banks under the Loan Documents; (v) to be the secured party, mortgagee, beneficiary, and similar party in respect of, and to receive, as the case may be, any collateral for the benefit of Banks; (vi) to promptly distribute to each Bank all material information, requests, documents and items received from the Borrower under the Loan Documents; provided, however, that the information and reports required by Section 12(a)(iii) hereof will be delivered by Administrative Agent to any Bank only upon the request of such Bank;
        (vii) to promptly distribute to each Bank such Bank's Pro Rata Part of each payment or prepayment (whether voluntary, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents and (viii) to deliver to the appropriate Persons requests, demands, approvals and consents received from Banks. Each Bank hereby authorizes Administrative Agent to take all actions and to exercise such powers under the Loan Documents as are specifically delegated to such Administrative Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. With respect to its commitments hereunder and the Notes issued to it, Administrative Agent and any successor Administrative Agent shall have the same rights under the Loan Documents as any other Bank and may exercise the same as though it were not the Administrative Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include

        Administrative Agent and any successor Administrative Agent in its capacity as a Bank. Administrative Agent and any successor Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with the Borrower or either Guarantor, and any person which may do business with the Borrower or either Guarantor, all as if Administrative Agent and any successor Administrative Agent were not Administrative Agent hereunder and without any duty to account therefor to the Banks; provided that, if any payments in respect of any property (or the proceeds thereof) now or hereafter in the possession or control of Administrative Agent which may be or become security for the obligations of the Borrower arising under the Loan Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents or instruments related to any such other business shall be applied to reduction of the obligations of the Borrower arising under the Loan Documents, then each Bank shall be entitled to share in such application according to its Pro Rata Part thereof. Each Bank, upon request of any other Bank, shall disclose to all other Banks all indebtedness and liabilities, direct and contingent, of the Borrower or either Guarantor to such Bank as of the time of such request.

                 (b) Note Holders. From time to time as other Banks become a party to this Agreement Administrative Agent shall obtain execution by the Borrower of additional Notes in amounts representing the Commitment of each such new Bank, up to an aggregate face amount of all such Revolving Notes not exceeding $100,000,000 and all such Term Notes not exceeding $5,000,000. The obligation of such Bank shall be governed by the provisions of this Agreement, including but not limited to, the obligations specified in Section 2 hereof. From time to time, Administrative Agent may require that the Banks exchange their Notes for newly issued Notes to better reflect the Commitments of the Banks. Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer has been filed with it, signed by such payee and in form satisfactory to Administrative Agent.

                 (c) Consultation with Counsel. Banks agree that Administrative Agent may consult with legal counsel selected by Administrative Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

                 (d) Documents. Administrative Agent shall not be under a duty to examine or pass upon the validity, effectiveness, enforceability, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith, and Administrative Agent shall be entitled to assume that the same are valid, effective, enforceable and genuine and what they purport to be.

                 (e) Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, Administrative Agent may resign at any time by giving written notice thereof to Banks and the Borrower, and Administrative Agent may be removed at any time with or without cause by Majority Banks. If no successor Administrative Agent has been so appointed by Majority Banks (and approved by the Borrower) and has accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of Banks, appoint a successor Administrative Agent. Any successor Administrative Agent must be approved by Borrower, which approval will not be unreasonably withheld. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 18 shall continue in effect for its benefit in respect to any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

                 (f) Responsibility of Administrative Agent. It is expressly understood and agreed that the obligations of Administrative Agent under the Loan Documents are only those expressly set forth in the Loan Documents and that Administrative Agent, as the case may be, shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless Administrative Agent, as the case may be, has actual knowledge of such fact or has received notice from a Bank or the Borrower that such Bank or the Borrower consider that a Default or an Event of Default has occurred and is continuing and specifying the nature thereof. Neither Administrative Agent nor any of their directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Administrative Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable.

                 Administrative Agent shall not be responsible to Banks for any of the Borrower's or Guarantors' recitals, statements, representations or warranties contained in any of the Loan Documents, or in any certificate or other document referred to or provided for in, or received by any Bank under, the Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of or any of the Loan Documents or for any failure by the Borrower or either Guarantor to perform any of their obligations hereunder or thereunder. Administrative Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

                 The relationship between Administrative Agent and each Bank is only that of agent and principal and has no fiduciary aspects. Nothing in the Loan Documents or elsewhere shall be construed to impose on Administrative Agent any duties or responsibilities other than those for which express provision is therein made. In performing its duties and functions hereunder, Administrative Agent does not assume and shall not be deemed to have assumed, and hereby expressly disclaims, any obligation or responsibility toward or any relationship of agency or trust with or for the Borrower, either Guarantor or any of their beneficiaries or other creditors. As to any matters not expressly provided for by the Loan Documents, Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of all Banks and such instructions shall be binding upon all Banks and all holders of the Notes; provided, however, that Administrative Agent shall not be required to take any action which is contrary to the Loan Documents or applicable law.

                 Administrative Agent shall have the right to exercise or refrain from exercising, without notice or liability to the Banks, any and all rights afforded to Administrative Agent, as the case may be, by the Loan Documents or which Administrative Agent may have as a matter of law; provided, however, Administrative Agent shall not (i) except as provided in Section 7(b) hereof, without the consent of Majority Banks designate the amount of the Borrowing Base (provided, however, that any increase in the Borrowing Base shall require the consent of all Banks) or (ii) without the consent of Majority Banks, take any other action with regard to amending the Loan Documents, waiving any default under the Loan Documents or taking any other action with respect to the Loan Documents which requires consent of Majority Banks. Provided further, however, that no amendment, waiver, or other action shall be effected pursuant to the preceding clause (ii) without the consent of all Banks which: (i) would increase the Commitment amount of any Bank, (ii) would reduce any fees hereunder, or the principal of, or the interest on, any Bank's Note, (iii) would postpone any date fixed for any payment of any fees hereunder, or any principal or interest of any Bank's Note or Notes, (iv) would materially increase any Bank's obligations hereunder or would materially alter Administrative Agent's obligations to any Bank hereunder, (v) would release Borrower from its obligation to pay any Bank's Note or Notes, (vi) release any of the Collateral, or (vii) would amend this sentence. For purposes of this paragraph, a Bank shall be deemed to have consented to any such action by Administrative Agent upon the passage of five (5) Business Days after written notice thereof is given to such Bank in accordance with Section 16 hereof, unless such Bank shall have previously given Administrative Agent notice, complying with the provision of Section 16 hereof, to the contrary. Administrative Agent shall not have liability to Banks for failure or delay in exercising any right or power possessed by Administrative Agent pursuant to the Loan Documents or otherwise unless such failure or delay is caused by the gross negligence of the Administrative Agent.

                 (g) Independent Investigation. Each Bank severally represents and warrants to Administrative Agent that it has made its own independent investigation and assessment of the financial condition and affairs of the Borrower and either Guarantor in connection with the making and continuation of its participation hereunder and has not relied exclusively on any information provided to such Bank by Administrative Agent in connection herewith, and each Bank represents, warrants and undertakes to Administrative Agent that it shall continue to make its own independent appraisal of the credit worthiness of the Borrower and either Guarantor while the Notes are outstanding or its commitments hereunder are in force. Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower and either Guarantor of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrower and either Guarantor. Other than as provided in this Agreement, Administrative Agent shall not have any duty, responsibility or liability to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower and either Guarantor which may come into the possession of Administrative Agent.

                 (h) Indemnification. Banks agree to indemnify Administrative Agent, ratably according to their Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any proper and reasonable kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by Administrative Agent under the Loan Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent's gross negligence or willful misconduct. Each Bank shall be entitled to be reimbursed by the Administrative Agent for any amount such Bank paid to Administrative Agent under this
        Section 18(h) to the extent the Administrative Agent has been reimbursed for such payments by the Borrower or any other Person.

                 (i) Benefit of Section 18. The agreements contained in this Section 18 are solely for the benefit of Administrative Agent and the Banks and are not for the benefit of, or to be relied upon by, the Borrower, either Guarantor, any affiliate of the Borrower or either Guarantor or any other person.

                 (j) Pro Rata Treatment. Subject to the provisions of this Agreement, each payment (including each prepayment) by the Borrower or either Guarantor and collection by Banks (including offsets) on account of the principal of and interest on the Notes and fees provided for in this Agreement, payable by the Borrower or either Guarantor shall be made Pro Rata; provided, however, in the event that any Defaulting Bank shall have failed to make an Advance as contemplated under Section 2 hereof and Administrative Agent or another Bank or Banks shall have made such Advance, payment received by Administrative Agent for the account of such Defaulting Bank or Banks shall not be distributed to such Defaulting Bank or Banks until such Advance or Advances shall have been repaid in full to the Bank or Banks who funded such Advance or Advances.

                 (k) Assumption as to Payments. Except as specifically provided herein, unless Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to Banks hereunder that the Borrower will not make such payment in full, Administrative Agent may, but shall not be required to, assume that the Borrower has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to Administrative Agent, each Bank shall repay to Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to Administrative Agent, at the interest rate applicable to such portion of the applicable Revolving Loan or the applicable Term Loan.

                 (l) Other Financings. Without limiting the rights to which any Bank otherwise is or may become entitled, such Bank shall have no interest, by virtue of this Agreement or the Loan Documents, in
        (a) any present or future loans from, letters of credit issued by, or leasing or other financial transactions by, any other Bank to, on behalf of, or with the Borrower or either Guarantor (collectively referred to herein as "Other Financings") other than the obligations hereunder; (b) any present or future guarantees by or for the account of the Borrower or either Guarantor which are not contemplated by the Loan Documents; (c) any present or future property taken as security for any such Other Financings; or (d) any property now or hereafter in the possession or control of any other Bank which may be or become security for the obligations of the Borrower or either Guarantor arising under any loan document by reason of the general description of indebtedness secured or property contained in any other agreements, documents or instruments relating to any such Other Financings.

                 (m) Interests of Banks. Nothing in this Agreement shall be construed to create a partnership or joint venture between Banks for any purpose. Administrative Agent, Banks and the Borrower and each Guarantor recognize that the respective obligations of Banks under the Commitment shall be several and not joint and that neither Administrative Agent, nor any of Banks shall be responsible or liable to perform any of the obligations of the other under this Agreement. Each Bank is deemed to be the owner of an undivided interest in and to all rights, titles, benefits and interests belonging and accruing to Administrative Agent under the Security Instruments, including, without limitation, liens and security interests in any collateral, fees and payments of principal and interest by the Borrower under the Commitment on a Pro Rata basis. Each Bank shall perform all duties and obligations of Banks under this Agreement in the same proportion as its ownership interest in the Loans outstanding at the date of determination thereof.

                 (n) Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Banks any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among the Banks about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to the Banks, Administrative Agent may invest such funds pending distribution (at the risk of the Borrower). All interest on any such investment shall be distributed upon the distribution of such investment and in the same proportions and to the same Persons as such investment. All monies received by Administrative Agent for distribution to the Banks (other than to the Person who is Administrative Agent in its separate capacity as a Bank) shall be held by the Administrative Agent pending such distribution solely as Administrative Agent for such Banks, and Administrative Agent shall have no equitable title to any portion thereof.

        19. GOVERNING LAW. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN DALLAS, DALLAS COUNTY, TEXAS, AND THE SUBSTANTIVE LAWS OF TEXAS SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND ALL OTHER DOCUMENTS AND INSTRUMENTS REFERRED TO HEREIN, UNLESS OTHERWISE SPECIFIED THEREIN.

        20. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

        21. MAXIMUM INTEREST RATE. Regardless of any provisions contained in this Agreement or in any other documents and instruments referred to herein, the Banks shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the Notes any amount in excess of the Maximum Rate, and in the event any Bank ever receives, collects or applies as interest any such excess, of if an acceleration of the maturities of any Notes or if any prepayment by the Borrower result in the Borrower having paid any interest in excess of the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Notes for which such excess was received, collected or applied, and, if the principal balance of such Notes is paid in full, any remaining excess shall forthwith be paid to the Borrower. All sums paid or agreed to be paid to the Banks for the use, forbearance or detention of the indebtedness evidenced by the Notes and/or this Agreement shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the Maximum Rate. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate of interest permitted by law, the Borrower and the Banks shall, to the maximum extent permitted under applicable law (i) characterize any non-principal payment as an expense, fee or premium, rather than as interest; (ii) exclude voluntary prepayments and the effect thereof; and (iii) compare the total amount of interest contracted for, charged or received with the total amount of interest which could be contracted for, charged or received throughout the entire contemplated term of the Notes at the Maximum Rate.

        22. AMENDMENTS. Except as otherwise provided in Section 18(f) hereof, this Agreement may be amended only by an instrument in writing executed by an authorized officer of the party against whom such amendment is sought to be enforced.

        23. MULTIPLE COUNTERPARTS. This Agreement may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement. No party to this Agreement shall be bound hereby until a counterpart of this Agreement has been executed by all parties hereto.

        24. CONFLICT. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the Loan Documents, the terms or provisions contained in this Agreement shall be controlling.

        25. SURVIVAL. All covenants, agreements, undertakings, representations and warranties made in the Loan Documents, including this Agreement, the Notes or other documents and instruments referred to herein shall survive all closings hereunder and shall not be affected by any investigation made by any party.

        26. PARTIES BOUND. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legal representatives and estates; provided, however, that the Borrower may not, without the prior written consent of the Administrative Agent, assign any rights, powers, duties or obligations hereunder.

        27.      ASSIGNMENTS AND PARTICIPATIONS.

                 (a) Each Bank shall have the right to sell, assign or transfer all or any part of its Note or Notes, its Commitment and its rights and obligations hereunder to one or more Affiliates, Banks, financial institutions, pension plans, investment funds, or similar Persons or to a Federal Reserve Bank; provided, that in connection with each sale, assignment or transfer (other than to an Affiliate, a Bank or a Federal Reserve Bank), the applicable Bank shall obtain the consent of the Borrower, and the Administrative Agent, which consents will not be unreasonably withheld, and the assignee, transferee or recipient shall have, to the extent of such sale, assignment, or transfer, the same rights, benefits and obligations as it would if it were such Bank and a holder of such Note, Commitment and rights and obligations, including, without limitation, the right to vote on decisions requiring consent or approval of all Banks or Majority Banks and the obligation to fund its Commitment; provided, further, that (1) each such sale, assignment, or transfer (other than to an Affiliate, a Bank or a Federal Reserve Bank) shall be in an aggregate principal amount not less than

        $5,000,000, (2) each remaining Bank shall at all times maintain a Commitment then outstanding in an aggregate principal amount at least equal to $5,000,000; (3) no Bank may offer to sell its Note or Notes, Commitment, rights and obligations or interests therein in violation of any securities laws; and (4) no such assignments (other than to a Federal Reserve Bank) shall become effective until the assigning Bank delivers to Administrative Agent and Borrower copies of all written assignments and other documents evidencing any such assignment. An assignment fee in the amount of $2,500 for each such assignment (other than to an Affiliate, a Bank, a Federal Reserve Bank or pursuant to a syndication by the Syndication Agent or the Administrative Agent) will be payable to Administrative Agent by assignor or assignee. Within five (5) Business Days after its receipt of copies of any assignment and the other documents relating thereto and the following described Note or Notes, Borrower shall execute and deliver to Administrative Agent (for delivery to the relevant assignee) a new Note or Notes evidencing such assignee's assigned Commitment and if the assignor Bank has retained a portion of its Commitment, a replacement Note in the principal amount of the Commitment retained by the assignor (except as provided in the last sentence of this paragraph (a) such Note or Notes to be in exchange for, but not in payment of, the Note or Notes held by such Bank). On and after the effective date of an assignment hereunder, the assignee shall for all purposes be a Bank, party to this Agreement and any other Loan Document executed by the Banks and shall have all the rights and obligations of a Bank under the Loan Documents, to the same extent as if it were an original party thereto, and no further consent or action by Borrower, Banks or the Administrative Agent shall be required to release the transferor Bank with respect to its Commitment assigned to such assignee and the transferor Bank shall henceforth be so released.

                 (b) Each Bank shall have the right to grant participations in all or any part of such Bank's Notes and Commitment hereunder to one or more pension plans, investment funds, financial institutions or other Persons, provided, that:

                         (i) each Bank granting a participation shall retain the right to vote hereunder, and no participant shall be entitled to vote hereunder on decisions requiring consent or approval of such Bank or Majority Banks (except as set forth in (iii) below);

                         (ii) in the event any Bank grants a participation hereunder, such Bank's obligations under the Loan Documents shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the holder of any such Note or Notes for all purposes under the Loan Documents, and Administrative Agent, each Bank and Borrower shall be entitled to deal with the Bank granting a participation in the same manner as if no participation had been granted; and

                         (iii) no participant shall ever have any right by reason of its participation to exercise any of the rights of Banks hereunder, except that any Bank may agree with any participant that such Bank will not, without the consent of such participant (which consent may not be unreasonably withheld) consent to any amendment or waiver requiring approval of all Banks.

                 (c) It is understood and agreed that any Bank may provide to assignees and participants and prospective assignees and participants financial information and reports and data concerning Borrower's properties and operations which was provided to such Bank pursuant to this Agreement.

                 (d) Upon the reasonable request of either Administrative Agent or Borrower, each Bank will identify those to whom it has assigned or participated any part of its Notes and Commitment, and provide the amounts so assigned or participated.

        28. INDEMNITY. The Borrower and the Guarantors agree to indemnify and hold harmless the Banks and its respective officers, employees, agents, attorneys and representatives (singularly, an "Indemnified Party", and collectively, the "Indemnified Parties") from and against any loss, cost, liability, damage or expense (including the reasonable fees and out-of-pocket expenses of counsel to the Banks, including all local counsel hired by such counsel) ("Claim") incurred by the Banks in investigating or preparing for, defending against or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law, federal or state environmental law, or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon any acts, practices or omissions or alleged acts, practices or omissions of the Borrower or the Guarantors or their agents or arises in connection with the duties, obligations or performance of the Indemnified Parties in negotiating, preparing, executing, accepting, keeping, completing, countersigning, issuing, selling, delivering, releasing, assigning, handling, certifying, processing or receiving or taking any other action with respect to the Loan Documents and all documents, items and materials contemplated thereby even if any of the foregoing arises out of an Indemnified Party's ordinary negligence. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower or the Guarantors to the Banks hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the Loan and the payment of all indebtedness of the Borrower or the Guarantors to the Banks hereunder and under the Notes provided that the Borrower and the Guarantors shall have no obligation under this Section to the Banks with respect to any of the foregoing arising out of the gross negligence or willful misconduct of the Banks. If any Claim is asserted against any Indemnified Party, the Indemnified Party shall endeavor to notify the Borrower of such Claim (but failure to do so shall not affect the indemnification herein made except to the extent of the actual harm caused by such failure). The Indemnified Party shall have the right to employ, at the Borrower's expense, counsel of the Indemnified Parties' choosing and to control the defense of the Claim. The Borrower may at its own expense also participate in the defense of any Claim. Each Indemnified Party may employ separate counsel in connection with any Claim to the extent such Indemnified Party believes it reasonably prudent to protect such Indemnified Party. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION TO APPLY TO AND PROTECT EACH INDEMNIFIED PARTY FROM THE CONSEQUENCES OF THE APPLICATION OF STRICT LIABILITY OR THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING, OR CONCURRING CAUSE OF ANY CLAIM.

        29. CHOICE OF FORUM: CONSENT TO SERVICE OF PROCESS AND JURISDICTION. THE OBLIGATIONS OF BORROWER AND GUARANTORS UNDER THE LOAN DOCUMENTS ARE PERFORMABLE IN DALLAS COUNTY, TEXAS. ANY SUIT, ACTION OR PROCEEDING AGAINST BORROWER OR GUARANTORS WITH RESPECT TO THE LOAN DOCUMENTS OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS, COUNTY OF DALLAS, OR IN THE UNITED STATES COURTS LOCATED IN DALLAS, TEXAS AND BORROWER AND GUARANTORS HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH SUIT, ACTION OR PROCEEDING. BORROWER AND

GUARANTORS HEREBY IRREVOCABLY CONSENT TO SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN SAID COURT BY THE MAILING THEREOF BY BANKS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO BORROWER OR GUARANTORS, AS APPLICABLE, AT THE ADDRESS FOR NOTICES AS PROVIDED IN SECTION 16. BORROWER AND GUARANTORS HEREBY IRREVOCABLY WAIVE ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT BROUGHT IN THE COURTS LOCATED IN THE STATE OF TEXAS, COUNTY OF DALLAS, AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        30. OTHER AGREEMENTS. THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        BORROWER:

                                        NATIONAL ENERGY GROUP, INC.,
                                        a Delaware corporation



                                        By:  /s/ Miles D. Bender
                                           ------------------------------------
                                                 Miles D. Bender
                                                 President

                                        GUARANTORS:

                                        NEG-OK, INC.
                                        a Delaware corporation



                                        By:  /s/ Miles D. Bender
                                           ------------------------------------
                                                Miles D. Bender
                                                President

                                        BOOMER MARKETING CORPORATION
                                        an Oklahoma corporation



                                        By:  /s/ Miles D. Bender
                                           ------------------------------------
                                                 Miles D. Bender
                                                 President

                                        ADMINISTRATIVE AGENT

                                        BANK ONE, TEXAS, N.A.



                                        By:  /s/ Wm. Mark Cranmer
                                           ------------------------------------
                                                 Wm. Mark Cranmer
                                                 Vice President

                                        SYNDICATION AGENT

                                        CREDIT LYONNAIS NEW YORK BRANCH



                                        By:  /s/ Pascal Poupelle
                                           ------------------------------------
                                        Name:Pascal Poupelle
                                             ----------------------------------
                                        Title:Senior Vice President
                                              ---------------------------------

                                        BANKS:

                                        BANK ONE, TEXAS, N.A.,
                                        a national banking association



                                        By:  /s/ Wm. Mark Cranmer
                                           ------------------------------------
                                                Wm. Mark Cranmer
                                                Vice President

                                        Address for Notices for operational
                                        matters:

                                        Bank One, Texas, N.A.
                                        1717 Main Street, 4th Floor
                                        Dallas, Texas 75201

                                        Attention: Wm. Mark Cranmer
                                        Telephone No.:  (214) 290-2212
                                        Fax No.: (214) 290-2627

                                        Address for Notices for credit matters:

                                        Bank One, Texas, N.A.
                                        1717 Main Street, 4th Floor
                                        Dallas, Texas 75201

                                        Attention: Wm. Mark Cranmer
                                        Telephone No. (214) 290-2212
                                        Fax No.: (214) 290-2627

                                        CREDIT LYONNAIS NEW YORK BRANCH



                                        By:  /s/ Pascal Poupelle
                                           ------------------------------------
                                        Name:Pascal Poupelle
                                             ----------------------------------
                                        Title:Senior Vice President
                                              ---------------------------------

                                        Address for Notices for operational
                                        matters:

                                        Credit Lyonnais
                                        1000 Louisiana, Suite 5360
                                        Houston, Texas 77002

                                        Attention:  Bernadette Archie
                                        Telephone No.:  (713) 751-0500
                                        Fax No.:  (713) 751-0307

                                        Address for Notices for credit matters:

                                        Credit Lyonnais
                                        1000 Louisiana, Suite 5360
                                        Houston, Texas 77002

                                        Attention: David Dodd
                                        Telephone No. (713) 751-0500
                                        Fax No.: (713) 751-0307